Exhibit 99.1

The share exchange described in this convocation notice involves securities of a foreign company. The share exchange is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the parties to the share exchange may purchase securities otherwise than in connection with the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original document for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Reference Documents for General Shareholders’ Meeting

Proposal and Reference Douments

1st Proposal: Approval of the Share Exchange Agreement between the Company and Tokyu Corporation

The Company and Tokyu Corporation (hereinafter referred to as “Tokyu”) determined at meeting of their respective Board of Directors held on March 16, 2021 that both companies would conduct share exchange through which Tokyu will become a wholly-owning parent company resulting from a share exchange and the Company will become a wholly-owned subsidiary resulting from a share exchange (hereinafter referred to as the “Share Exchange”), and that the Company and Tokyu executed a share exchange agreement (hereinafter referred to as the “Share Exchange Agreement”) on the same day.

The Company therefore requests the approval of the Company’s shareholders for the Share Exchange Agreement.

The Share Exchange is planned to be implemented, in the case of Tokyu, without approval at its general meeting of shareholders pursuant to the simplified share exchange procedure in accordance with the provisions of the main clause of Article 796, Paragraph 2 of the Companies Act, and in the case of the Company, with the approval for the Share Exchange Agreement at this general meeting of shareholders. The effective date of the Share Exchange is scheduled to be June 1, 2021.

Prior to the effective date of the Share Exchange (Scheduled on June 1, 2021), the shares of common stock of the Company (hereinafter referred to as the “Shares of the Company”) is scheduled to be delisted from the JASDAQ Standard Market of the Tokyo Stock Exchange, Inc. (hereinafter referred to as the “Tokyo Stock Exchange”) JASDAQ Standard Market on May 28, 2021 (with a final trading date of May 27, 2021).

In addition, Tokyu and Tokyu Department Store Co., Ltd. (hereinafter referred to as “Tokyu Department Store”), Tokyu’s wholly-owned subsidiary, determined by resolution at meeting of their respective Board of Directors held on March 16, 2021 that Tokyu would acquire all shares of the Company held by Tokyu Department Store (hereinafter referred to as the “Acquisition of Shares” and the Share Exchange and the Acquisition of Shares shall be collectively referred to as the “Transaction”) prior to the Share Exchange, and on the same day Tokyu and Tokyu Department Store executed a share transfer agreement (hereinafter referred to as the “Share Transfer Agreement”).

Other matters concerning this proposal such as the reason for implementing the Share Exchange and details of the Share

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Exchange Agreement are as follows.

1.	Reasons for Conducting the Shares Exchange

Under the slogan “Toward a Beautiful Era - Tokyu Group”, the Tokyu Group, a corporate group consisting of 228 companies and 5 corporations (as of the end of September 2020) with Tokyu as its core company, is striving to establish a trusted and beloved Tokyu brand based on the group philosophy of “Creating a beautiful living environment,” which responds to people’s diverse values. Since its foundation, Tokyu has worked to resolve social issues through its “sustainable community development” based on this group philosophy, but the social environment has made a drastic and unprecedented transformation in recent years. In light of these changes in the environment, we are working with a sense of speed on the “sophistication of group management structure” and adopt our management stance and growth strategy through 2030 as the “long-term management plan” and develop our business strategies of transportation business, real estate business, living-related service business, and hotel and resort business by combining them with area strategies, aiming to achieve both resolution of social issues and business growth in order to promote sustainable management.

On the other hand, since its foundation as Maruzen Ginzaya Co., Ltd. in 1958, the Company has developed its business as a locally based company closely attuned to the lives of local residents, and currently operates “Nagano Tokyu Department Store,” which is the leading retail establishment in the region, and operates “Nagano Tokyu Life” at its subsidiary “Kitanagano Shopping Center Co., Ltd.” In August 1991, the Company registered its shares on the over-the-counter market with the Japan Securities Dealers Association as the over-the-counter registered stock with the aim of facilitating funding through offering of shares to the public and enhancing its corporate credibility. Subsequently, in December 2004, the Company listed its shares on the Jasdaq Stock Exchange, Inc. (Current the JASDAQ Standard Market of the Tokyo Stock Exchange). In the same year, Tokyu made Tokyu Department Store, the parent company of the Company, a consolidated subsidiary, making the Company a consolidated subsidiary of Tokyu. As a locally based business group and closely attuned to the lives of local residents, the Company is pursuing “well-balanced product lineup that can respond to all aspects of life,” improving fashion sensitivity, proposing new “mono (things)” and “koto (events),” providing sophisticated services, and taking various measures to become “must-have shops in Nagano.”

Meanwhile, in recent years, the economic situation and business environment surrounding department stores are becoming increasingly severe. Consumer awareness, values and consumption behavior are changing significantly as the Internet, social networking services, and other services are more widely used, and businesses are required to respond to these changes, including the digital shift that is becoming more prominent in the retail sector. Furthermore, more recently, the prolonged impact of the consumption tax increase and the expansion and re-expansion of the novel coronavirus infections have cast a heavy shadow on business conditions of department stores, forcing each business operator to operate in a highly uncertain environment.

In particular, in the local department store industry, in addition to the changes and impacts described above, there are concerns about a shrinking market due to factors such as the declining birthrate and aging population, and the business environment is expected to remain severe. Given these rapid changes in the environment, we believe it will be necessary to appropriately allocate management resources and carry out fundamental business structural reforms that will lead to changes in business models.

However, while such drastic business structural reforms are expected to bring benefits in the medium- to long-term and contribute to the enhancement of the corporate value of the Company, in the short term, initial costs and investments will precede such benefits. Therefore, Tokyu determined that by making the Company a direct wholly-owned subsidiary through the execution of the Transaction and establishing a flexible and prompt decision-making system, it would be possible to realize business structural reform in response to rapid changes in the environment. In addition, since benefits such as reduction of listing cost of the Company and realization of synergies can be expected by the execution of the Transaction, it was determined that the execution of the Transaction would be the best option for both Tokyu and the Company. Accordingly, on December 21, 2020, Tokyu submitted a proposal for the Transaction to the Company.

On the other hand, although sales continued to decline over the long term due to intensifying competition in the region caused by the opening of competing stores, the Company has also worked to improve profitability through efficient store

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management and to expand customers through a card strategy, including the acquisition of new members of the Nagano Tokyu Department Store cards, in order to establish a solid revenue base and to recover and stabilize earnings, it is urgently required to reform its business structure from a medium- to long-term perspective and to convert to a business profit structure that can secure stable earnings, given that the business environment is expected to become increasingly severe as large shopping centers are scheduled to open in neighboring areas in the future. To that end, the Company recognizes that it is necessary to promote drastic business structural change by making further use of know-how and network of the Tokyu Group and the like.

In such a context, the Company carefully examined Tokyu’s proposal and held multiple discussions with Tokyu. As a result, the Company has come to a conclusion that the Share Exchange will contribute to the enhancement of the corporate value of the entire Tokyu Group, ranging from the long-term enhancement of the Company’s corporate value to a variety of benefits to be realized by making the Company a wholly-owned subsidiary of Tokyu through the Share Exchange, including the creation of further group synergies, the improvement of management flexibility enabled by becoming an unlisted company, allowing for flexible decision-making that is not bound by short-term stock market valuation, and the improvement of management efficiency by reducing costs associated with the delisting. In addition, after considering the possible disadvantages associated with the delisting such as impacts on the corporate credibility, the current shareholders and the like, the Company decided to conduct the Share Exchange because, after the Share Exchange, the Company would continue to operate as usual under the trade name of “Nagano Tokyu Department Store” under the parent company in the Tokyu Group as in the past, and it would be able to provide the shareholders with the benefit of synergies from the Share Exchange through the delivery of the shares of Tokyu, which are the consideration for the Share Exchange.

As a result of the above, Tokyu and the Company have determined that it is desirable for Tokyu to become the direct wholly-owning parent company of the Company through the execution of the Transaction and to promote the business structural reform of the Company by establishing a flexible and prompt decision-making system. Thus, both companies decided respectively to execute the Transaction by resolution of the Board of Directors as of March 16, 2021.

After the execution of the Transaction, we will further strengthen the partnership between Tokyu and the Company and aim to realize synergy through measures such as collaboration with other businesses of Tokyu and the Tokyu Group and sharing of know-how, while basically maintaining the management structure of the Company. Specifically, we plan to implement at the Company various measures such as the attraction of competitive tenants and the introduction of living-related services by making the best use of Tokyu’s urban management know-how and networks in the areas of transportation, real estate, and living-related services and the like, meeting new demands for Koto (events), Toki (time) and Imi (meaning) consumption, etc. through flexible cooperation with other businesses of the Tokyu Group, and reducing operating costs by streamlining and unifying general administrative departments. In addition, we believe that the Company will be able to take further measures once Tokyu provides more support than before in the areas of funding, acceptance and dispatch of human resources, etc., under the business structural reform.

In particular, it is expected that Tokyu, the Group’s headquarters, will become the direct wholly-owning parent company of the Company after the Share Exchange, whereby the relationship between both companies will become closer, investment and resource allocation will be realized from the overall optimal viewpoint of the Tokyu Group, and the competitiveness of the entire Group will be enhanced. We believe that the support of the Tokyu Group will make it possible for the Company to carry out large-scale business structural reforms to meet the need for large-scale investments in response to changes in the business environment, including our responses to the digital shift described above.

2.	Terms of the Share Exchange Agreement

The terms of the Share Exchange Agreement between the Company and Tokyu dated March 16, 2021 are as follows.

Share Exchange Agreement (Copy)

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Tokyu Corporation (hereinafter referred to as “Tokyu”) and Nagano Tokyu Department Store Co., Ltd. (hereinafter referred to as “Nagano Tokyu Department Store”) agree and enter into the share exchange agreement (hereinafter referred to as this “Agreement”) on March 16, 2021 (hereinafter referred to as the “Execution Date”) as follows.

Article 1 Share Exchange

Tokyu and Nagano Tokyu Department Store shall conduct a share exchange in which Tokyu shall become the wholly-owning parent company and Nagano Tokyu Department Store shall become the wholly-owned subsidiary (hereinafter referred to as the “Share Exchange”) and Tokyu shall acquire all of the issued shares of Nagano Tokyu Department Store (excluding the shares of Nagano Tokyu Department Store held by Tokyu), pursuant to the terms of this Agreement.

Article 2 Trade Names and Addresses of the Wholly-Owning Parent Company resulting from a Share Exchange and the Wholly-Owned Subsidiary resulting from a Share Exchange

The trade names and addresses of Tokyu and Nagano Tokyu Department Store are as follows.

(i)	Tokyu (wholly-owning parent company resulting from a share exchange)

Trade name: Tokyu Corporation

Address: 5-6 Nampeidai-cho, Shibuya-ku, Tokyo

(ii)	Nagano Tokyu Department Store (wholly-owned subsidiary resulting from a share exchange)

Trade name: Nagano Tokyu Department Store Co., Ltd.

Address: 1-1-1 Minamichitose, Nagano-shi, Nagano

Article 3 Number and Allotment of Shares to be Delivered upon the Share Exchange

1.	Upon the Share Exchange, Tokyu shall deliver the shares of common stock of Tokyu to the shareholders of Nagano Tokyu Department Store as of immediately before Tokyu’s acquisition of all of the issued shares of Nagano Tokyu Department Store (excluding the shares of Nagano Tokyu Department Store held by Tokyu) through the Share Exchange (that time, hereinafter referred to as the “Record Time”) (meaning shareholders after the cancellation of treasury shares of Nagano Tokyu Department Store pursuant to Article 8, and excluding Tokyu; the same shall apply hereinafter in this Article) in the amount of 1.14 times the number of shares of common stock of Nagano Tokyu Department Store held by those shareholders in lieu of the shares of the common stock of Nagano Tokyu Department Store held by those shareholders.

2.	Upon the Share Exchange, Tokyu shall allot the shares of common stock of Tokyu to the shareholders of Nagano Tokyu Department Store as of the Record Time at the ratio of 1.14 shares of common stock of Tokyu per share of common stock of Nagano Tokyu Department Store in lieu of the shares of common stock of Nagano Tokyu Department Store held by those shareholders.

3.	Tokyu shall handle any fraction less than one share that arises with respect to the shares of common stock of Tokyu to be allotted to each shareholder of Nagano Tokyu Department Store under the preceding two paragraphs pursuant to the provisions of Article 234 of the Companies Act and other relevant laws and ordinances.

Article 4 Amount of Stated Capital and Reserves of Tokyu

The amount of stated capital and reserves of Tokyu will increase upon the Share Exchange by the amount separately specified by Tokyu as appropriate pursuant to the provisions of Article 39 of the Rules of Corporate Accounting.

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Article 5 Effective Date

The Share Exchange becomes effective on June 1, 2021 (hereinafter referred to as the “Effective Date”); however, the parties may, after consultation, change the Effective Date if it becomes necessary in the procedures of the Share Exchange or due to other reasons.

Article 6 Approval Procedures of the Share Exchange

1.	Tokyu will conduct the Share Exchange pursuant to the main clause of Article 796, Paragraph 2 of the Companies Act, without obtaining approval of this Agreement by its general meeting of shareholders under Article 795, Paragraph 1 of the Companies Act; however, if it becomes necessary to obtain approval of this Agreement by resolution of its general meeting of shareholders pursuant to the provisions of Article 796, Paragraph 3 of the Companies Act, Tokyu shall obtain approval of this Agreement and resolve other matters necessary for the Share Exchange at the general meeting of shareholders on or before the day immediately preceding the Effective Date.

2.	Nagano Tokyu Department Store shall obtain approval of this Agreement and resolve other matters necessary for the Share Exchange at its general meeting of shareholders as specified in Article 783, Paragraph 1 of the Companies Act on or before the day immediately preceding the Effective Date.

Article 7 Management of Company Assets

1.	Tokyu and Nagano Tokyu Department Store shall, or shall cause their subsidiaries to, execute their business and manage their assets respectively with the due care of a prudent manager from the Execution Date through the Effective Date, and shall consult and agree with the other party before taking any action likely to have a material effect on their assets, rights or obligations, or any action likely to have a material effect on the execution or the terms of the Share Exchange.

2.	Nagano Tokyu Department Store shall not make any dividend of surplus after the Execution Date through the Effective Date.

Article 8 Cancellation of Treasury Shares

Nagano Tokyu Department Store shall cancel all of the treasury shares it holds at the Record Time (including treasury shares to be acquired by it in response to the exercise of the dissenting shareholders’ appraisal right as stipulated in Article 785, Paragraph 1 of the Companies Act in connection with the Share Exchange) at the Record Time by resolution of the meeting of its Board of Directors to be held on or before the day immediately preceding the Effective Date.

Article 9 Amendment of Conditions of the Share Exchange and Termination of this Agreement

1.	Tokyu and Nagano Tokyu Department Store may, after consultation, amend the conditions of the Share Exchange or other terms of this Agreement or terminate this Agreement if the objectives of the Share Exchange become difficult to achieve, such as in a case where there is a material change in the financial or operational status of Tokyu or Nagano Tokyu Department Store due to natural disasters or other reasons, or an event occurs that materially hinders the implementation of the Share Exchange, during the period from the Execution Date through the Effective Date.

2.	Tokyu and Nagano Tokyu Department Store may, if the other party breaches any of the provisions of this Agreement during the period from the Execution Date to the Effective Date, demand the other party to perform its obligations within a reasonable period, and may terminate this Agreement if the other party fails to perform the obligations within such period.

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Article 10 Effectiveness of this Agreement

This Agreement will cease to be effective if:

(i)	approval by resolution of the general meeting of shareholders of Tokyu is required pursuant to the provision of the proviso of Article 6, Paragraph 1 and approval of matters required for this Agreement or the Share Exchange is not obtained at the general meeting of shareholders of Tokyu on or before the day immediately preceding the Effective Date;

(ii)	approval of matters required for this Agreement or the Share Exchange is not obtained at the general meeting of shareholders of Nagano Tokyu Department Store set forth in Article 6, Paragraph 2 on or before the day immediately preceding the Effective Date;

(iii)	any procedures of obtainment of permission or approval from a relevant government agency or the like or notification to a relevant government agency or the like necessary for the Share Exchange in accordance with the laws and ordinances are not completed on or before the Effective Date; or

(iv)	This Agreement is terminated in accordance with the preceding article.

Article 11 Governing Law

This Agreement and any and all rights and obligations of the parties hereto arising under or in connection with this Agreement shall be governed by and construed in accordance with the laws of Japan.

Article 12 Competent Court

The Tokyo District Court shall be the court of first instance having exclusive jurisdiction over any lawsuits in relation to this Agreement and any and all rights and obligations of the parties hereto arising under or in connection with this Agreement.

Article 13 Consultation

In addition to the matters stipulated in this Agreement, Tokyu and Nagano Tokyu Department Store shall consult in good faith to determine all matters required for the Share Exchange in accordance with the purport of this Agreement. In the event of any doubt arising with respect to the interpretation of this Agreement or necessity to change it, Tokyu and Nagano Tokyu Department Store shall consult in good faith to determine necessary measures.

In witness whereof, this Agreement is prepared in duplicate, and each party shall affix its name and seal hereto and retain one original.

March 16, 2021

Tokyu: 5-6 Nampeidai-cho, Shibuya-ku, Tokyo

Tokyu Corporation

Kazuo Takahashi, President and Representative Director

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Nagano Tokyu Department Store: 1-1-1 Minamichitose, Nagano-shi, Nagano

Nagano Tokyu Department Store Co., Ltd.

Naoya Hiraishi, President and Representative Director

(End of Share Exchange Agreement)

3. Matters concerning the Appropriateness of Consideration for the Share Exchange

(1) Matters concerning the Appropriateness of the Total Consideration for the Share Exchange

(i) Details of Allotment of Shares Pertaining to the Share Exchange

	Tokyu (wholly-owning parent company resulting from the Share Exchange)	The Company (wholly-owned subsidiary resulting from the Share Exchange)
Allocation ratio of shares for the Share Exchange	1	1.14
Number of shares delivered by the Share Exchange	Common Stock of Tokyu Corporation : 467,500 shares (scheduled)

(Note 1) Allotment ratio pertaining to the Share Exchange

Tokyu will allot and deliver 1.14 shares of common stock of Tokyu (hereinafter referred to as the “Tokyu Shares”) per each Share of the Company. However, no shares will be allotted in the Share Exchange for the Shares of the Company held by Tokyu at the Record Time (as defined below). In addition, the allotment ratio pertaining to the Share Exchange described in the above table (hereinafter referred to as the “Share Exchange Ratio”) may be changed by mutual agreement after discussion between Tokyu and the Company in the event of any material change in the conditions on which the calculation is based.

(Note 2) Number of Tokyu Shares to be Delivered through the Share Exchange

At the time of the Share Exchange, Tokyu plans to allot and deliver the number of Tokyu Shares calculated based on the Share Exchange Ratio to the shareholders of the Company (meaning shareholders after the cancellation of treasury shares described below, which shall exclude Tokyu) at the time immediately before Tokyu will acquire all of the issued shares of the Company (excluding the Shares of the Company held by Tokyu) (hereinafter referred to as the “Record Time”) in exchange for the Shares of the Company held by those shareholders. Tokyu plans to use 467,500 treasury shares that it holds as the Tokyu Shares to be delivered, and Tokyu does not plan to issue new shares.

By resolution of the meeting of the Board of Directors to be held no later than the day immediately preceding the effective date of the Share Exchange, the Company plans to cancel all of its treasury shares (including the treasury shares to be acquired by the Company as a result of the purchase of shares relating to the share purchase demand to be exercised pursuant to the provisions of Article 785, Paragraph 1 of the Companies Act at the time of the Share Exchange) held at the time immediately prior to the Record Time, provided that the Share Exchange Agreement has been approved at this General Meeting of Shareholders, that the Share Exchange Agreement has not been cancelled, and that no event that will invalidate the Share Exchange Agreement has occurred. The total number of the Tokyu Shares to be allotted and delivered through the Share Exchange may be revised in the future due to the reason such as acquisition and cancellation of treasury shares by the Company.

(Note 3) Treatment of shares less than one unit

The Shareholders of the Company who will hold the Tokyu Shares that are less than one unit (less than 100

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shares) in conjunction with the Share Exchange will be entitled to use the following programs for the Tokyu Shares. In addition, such shares less than one unit are not allowed to be sold in the financial instruments exchange markets.

(i) Additional purchase of shares less than one unit (Additional purchase to constitute one unit (100 shares))

Pursuant to the provisions of Article 194, Paragraph 1 of the Companies Act and Tokyu’s Articles of Incorporation, shareholders who hold the Tokyu Shares less than one unit may demand that Tokyu sells to them shares that will constitute one unit (100 shares) of the Tokyu Shares when combined with their shares less than one unit and make additional purchase of such shares.

(ii) Purchase by Tokyu for shares less than one unit (Sale of shares less than one unit (100 shares))

Pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act, shareholders who hold the Tokyu Shares less than one unit may demand that Tokyu purchase their shares less than one unit.

(Note 4) Treatment of fractional shares less than one share

In accordance with Article 234 of the Companies Act and other relevant laws and regulations, Tokyu will sell the number of the Tokyu Shares equivalent to the total number of the fractional shares (any fractional share less than one share in the total number shall be rounded down) and deliver the proceeds from the sale in proportion to the fractional share to the shareholders of the Company who will receive the allotment of fractional share of less than one share of the Tokyu Share at the time of the Share Exchange.

(ii) Basis for Calculations, etc. for Details of Allotment of Shares Pertaining to the Share Exchange

i. Basis and reasons for details of allotment

Tokyu and the Company have been holding discussions on capital policies including the Share Exchange since early Decenber 2020. As described in 1. “Reasons for Conducting the Shares Exchange” above, on December 21, 2020, Tokyu made an offer to the Company for the Share Exchange, and as a result of serious discussions and negotiations between both companies, Tokyu reached the decision that it would be desirable for Tokyu to become the direct wholly-owning parent company of the Company through the execution of the Transaction and to promote business structural reform of the Company by establishing a flexible and prompt decision-making system. On December 2, 2020, the Company disclosed its consolidated results forecast for the fiscal year ending January 2021, with decreases in earnings and profit from the previous fiscal year. However, since the impact of the novel coronavirus infection could be predicted to a certain extent at that time, the disclosure was made after deliberation by the Board of Directors of the Company as appropriately incorporating the impact of the novel coronavirus infection, and the details and timing of the disclosure are unrelated to the consideration for the Share Exchange. In addition, the Company has obtained opinions from the Special Committee, consisting of independent members who have no interest in Tokyu and the Company (details are as described in (iii) “Obtaining of reports from the Special Committee which has no interest in the Company” of (3) “ Matters to which the Company Paid Attention not to Harm the Interests of the Shareholders of the Company ” below) to the effect that it is unlikely that the disclosure was intentionally made in order to make the share price of the Company an extraordinary value, considering that no inconsistencies are identified in the explanation made by the Company as described above.

In order to ensure the fairness and appropriateness of the Share Exchange, including the Share Exchange Ratio described in (i) “Details of Allotment of Shares Pertaining to the Share Exchange” above, Tokyu and the Company determined to retain a third-party appraiser independent of both companies to calculate the share exchange ratio individually and respectively. Tokyu appointed Nomura Securities Co., Ltd. (hereinafter referred to as “Nomura Securities”) as its third-party appraiser, and the Company appointed SMBC Nikko Securities Co., Ltd. (hereinafter referred to as “SMBC Nikko Securities”) as its third-party appraiser. Tokyu also appointed Anderson Mori & Tomotsune Law Office Foreign Law Joint Enterprise (hereinafter referred to as “Anderson Mori & Tomotsune Law Office”) as its legal advisor and the Company appointed Nakamura, Tsunoda & Matsumoto as its legal advisor.

Both companies requested the third-party appraisers to calculate the share exchange ratio to be used in the Share Exchange, and carefully examined the results of the calculations made by the third-party appraisers, the advice from the legal advisors, and the results of due diligence conducted on each other and the like, and after comprehensively taking into account factors such as their respective financial conditions, asset status and future prospects, both companies carefully deliberated and

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negotiated the share exchange ratio multiple times. At Tokyu, as described in (3) “Matters to which the Company Paid Attention not to Harm the Interests of the Shareholders of the Company” below, based on the valuation report on the share exchange ratio received from Nomura Securities, which is a third-party appraiser, advice from Anderson Mori & Tomotsune Law Office, which is a legal advisor, the results of due diligence that Tokyu conducted on the Company and the like, Tokyu carefully discussed and examined the Share Exchange Ratio, and has consequently reached a decision that the Share Exchange Ratio is appropriate and will contribute to the interests of the shareholders of Tokyu, and it has determined that it is appropriate to conduct the Share Exchange based on the Share Exchange Ratio.

At the Company, as described in (3) “Matters to which the Company Paid Attention not to Harm the Interests of the Shareholders of the Company” below, based on the valuation report on the share exchange ratio received from SMBC Nikko Securities, which is a third-party appraiser, advice from Nakamura, Tsunoda & Matsumoto, which is a legal advisor, the results of due diligence that the Company conducted on Tokyu, the report received from the Special Committee consisting of independent committee members who have no interest in Tokyu and the Company (details are described in (iii) “Obtaining of reports from the Special Committee which has no interest in the Company” of (3) “Matters to which the Company Paid Attention not to Harm the Interests of the Shareholders of the Company” below) and the like, the Company has carefully discussed and examined the Share Exchange Ratio. As a result, since the Company has reached a decision that the Share Exchange Ratio is appropriate and will contribute to the interests of its shareholders, it has determined that it is appropriate to conduct the Share Exchange based on the Share Exchange Ratio.

In this way, both companies have reached a decision that the Share Exchange Ratio would contribute to the interests of their respective shareholders, and therefore decided respectively by resolution of the Board of Directors as of March 16, 2021 to conduct the Share Exchange based on the Share Exchange Ratio.

The Share Exchange Ratio may be changed by mutual agreement after discussion between Tokyu and the Company in the event of any material change in the conditions on which the calculation is based.

ii. Matters Relating to the Calculation

(i) Names of the Appraisers and Relationships with Tokyu and the Company

Both Nomura Securities, which is a third-party appraiser of Tokyu, and SMBC Nikko Securities, which is a third-party appraiser of the Company, are appraisers independent of Tokyu and the Company, and neither of them is a related party of Tokyu or the Company nor has a material interest that must be stated in relation to the Share Exchange.

(ii) Outline of Calculation

With respect to Tokyu, because the Tokyu shares are listed on a financial instruments exchange and are quoted, Nomura Securities performed its calculation by adopting the average market price analysis.

In the average market price analysis, taking into consideration circumstances such as the status of the stock market, Nomura Securities set the reference date as March 15, 2021 (the calculation reference date) and used the closing price of the Tokyu Shares on the First Section of the Tokyo Stock Exchange on the reference date, the simple average closing price for the last five business-day period from March 9, 2021 to the reference date, the simple average closing price for the last one-month period from February 16, 2021 to the reference date, the simple average closing price for the last three-month period from December 16, 2020 to the reference date, and the simple average closing price for the last six-month period from September 16, 2020 to the reference date.

With respect to the Company, Nomura Securities performed its calculation by adopting the average market price analysis (because the Shares of the Company are listed on a financial instruments exchange and are quoted), the comparable company analysis (because there are multiple listed similar companies that are able to be compared to the Company, and it is possible to make analogical inferences of share prices by comparing similar companies), and the discounted cash flow method (the “DCF Method”) in order to reflect the status of future business activities in the evaluation.

In the average market price analysis, taking into consideration circumstances such as the status of the stock market, Nomura Securities set the reference date as March 15, 2021 (the calculation reference date) and used the closing price of the Shares of the Company on the JASDAQ Standard Market of the Tokyo Stock Exchange on the reference date, the simple average closing price for the last five-business-day period from March 9, 2021 to the reference date, the simple average closing price

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for the last one-month period from February 16, 2021 to the reference date, the simple average closing price for the last three-month period from December 16, 2020 to the reference date, and the simple average closing price for the last six-month period from September 16, 2021 to the reference date.

In the DCF Method, Nomura Securities calculated the Company’s share value by discounting the Company’s future cash flow, which are based on financial projections from the fiscal year ending January 2022 until the fiscal year ending January 2026 prepared by the Company, at a certain discount rate to the present value. The profit plan used as a basis for the calculation includes a fiscal year with a significant increase or decrease in earnings. Specifically, although it was forced to significantly decrease profit in the fiscal year ending January 2021 due to the expansion of the novel coronavirus infections, in the fiscal year ending January 2022, the Company expects to post an operating profit of 38 million yen, a significant increase over the previous fiscal year, as it expects to recover from the worst period in the fiscal year ending January 2022. In the fiscal year ending January 2023, the company expects to post an operating profit of 3 million yen, a significant decrease from the previous fiscal year, mainly due to renovations and the reduction of floor space by leasing. Furthermore, in the fiscal year ending January 2024, the company expects to post an operating profit of 267 million yen, a significant increase over the previous fiscal year, primarily due to reductions in personnel expenses and selling expenses. The financial projections do not reflect the implementation of the Share Exchange. The results of the calculation of the share exchange ratio using each of the above valuation methods where the share value per share of Tokyu Shares is one are as follows.

Adopted Method	Calculation Result of the Share Exchange Ratio
Average market price analysis	0.86 - 1.01
Comparable company analysis	0.34 - 0.94
DCF Method	0.14 - 1.19

In calculating the share exchange ratios above, Nomura Securities has assumed that the public information and all information provided to Nomura Securities was accurate and complete, and it has not made an independent study of the accuracy or completeness thereof. Also, Nomura Securities has not made an independent assessment, appraisal or evaluation and has not requested an appraisal or evaluation to any independent institution in connection with any relevant assets or liabilities (including derivatives, off-balance-sheet assets and liabilities and other contingent liabilities) of Tokyu, the Company, or any of their affiliates, including an analysis and assessment of their respective assets or liabilities. Nomura Securities also assumed that the financial projections of the Company (including its profit plan and other information) have been reasonably examined or prepared by management of the Company based on the best and honest forecasts and judgments available at that time. The calculation by Nomura Securities reflects the information obtained by Nomura Securities as of March 15, 2021 and the economic conditions. The sole purpose of the calculation of Nomura Securities is to serve as a reference for the decision-making body for the execution of business of Tokyu to examine the share exchange ratio.

Meanwhile, with respect to Tokyu, because the Tokyu Shares are listed on a financial instruments exchange and are quoted, SMBC Nikko Securities performed its calculation by adopting the market price analysis.

In the market price analysis, SMBC Nikko Securities set the calculation reference date as March 15, 2021 and used the simple average closing price of the Tokyu Shares on the First Section of the Tokyo Stock Exchange for each of the last one-month, three-month and six-month periods.

With respect to the Company, SMBC Nikko Securities performed its calculation by adopting the market price analysis (because the Shares of the Company are listed on a financial instruments exchange and are quoted) and the DCF Method in order to reflect the status of future business activities in the evaluation.

In the market price analysis, SMBC Nikko Securities set the calculation reference date as March 15, 2021 and used the simple average closing price of the Shares of the Company on the JASDAQ Standard Market of the Tokyo Stock Exchange for each of the last one-month, three-month and six-month periods.

In the DCF Method, SMBC Nikko Securities evaluated the Company’s corporate value by discounting the Company’s future cash flow and other items, which is based on financial projections from the fiscal year ending January 2022 until the fiscal year ending January 2026 prepared by the Company, at a certain discount rate to the present value. The profit plan used

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as a basis for the calculation includes a fiscal year with a significant increase or decrease in earnings. Specifically, although it was forced to significantly decrease profit in the fiscal year ending January 2021 due to the expansion of the novel coronavirus infections, in the fiscal year ending January 2022, the Company expects to post an operating profit of 38 million yen, a significant increase over the previous fiscal year, as it expects to recover from the worst period in the fiscal year ending January 2022. In the fiscal year ending January 2023, the company expects to post an operating profit of 3 million yen, a significant decrease from the previous fiscal year, mainly due to renovations and the reduction of floor space by leasing. Furthermore, in the fiscal year ending January 2024, the company expects to post an operating profit of 267 million yen, a significant increase over the previous fiscal year, primarily due to reductions in personnel expenses and selling expenses. The financial projections do not reflect the implementation of the Share Exchange. Continuous value under the DCF method is calculated using the perpetual growth method. Specifically, it is calculated at a discount rate of 4.62% to 5.11% and a permanent growth rate of -0.25% to 0.25%.

The calculation range for the number of shares of the common stock of Tokyu to be allotted to one share of the common stock of the Company using each of the valuation methods are as follows.

Adopted Method	Calculation Result of the Share Exchange Ratio
Market price analysis	0.90 - 1.01
DCF Method	0.36 - 1.47

In calculating the share exchange ratios, SMBC Nikko Securities has, in principle, used such things as information provided to it by Tokyu and the Company and publicly available information as presented, and assumed that this data, information and the like it has used is entirely accurate and complete and that there is no information undisclosed to SMBC Nikko Securities that would have a significant impact on the calculation of the share exchange ratio. It has not made an independent study of the accuracy or completeness of such information. Also, SMBC Nikko Securities has not made an independent assessment, appraisal or evaluation and has not requested an appraisal or evaluation to any independent institution in connection with any relevant assets or liabilities (including contingent liabilities) of Tokyu, the Company, or any of their subsidiaries or affiliates, including an analysis and assessment of their respective assets or liabilities. In addition, the financial forecasts of the Company referred to in this calculation are based on the assumption that they were reasonably prepared based on the best forecasts and judgments currently available by the management of the Company, and this calculation reflects information and economic conditions as of March 15, 2021. The calculation of the share exchange ratio by SMBC Nikko Securities does not express any opinion as to the fairness of the share exchange ratio for the Share Exchange.

(2) Reasons for selecting the Tokyu Shares as Consideration for the Share Exchange

Tokyu and the Company have selected the Tokyu Shares, the wholly-owning parent company, as the consideration for the Share Exchange. Considering the fact that the Tokyu Shares are listed on the First Section of the Tokyo Stock Exchange, that their trading opportunities on the Tokyo Stock Exchange are secured even after the effective date of the Share Exchange and that the shareholders of the Company are expected to enjoy synergies in connection with the Share Exchange, we believe that the above selection is appropriate.

As a result of the Share Exchange, the Company will become a wholly-owned subsidiary of Tokyu on June 1, 2021 (scheduled), which is the effective date of the Share Exchange. Accordingly, the Shares of the Company are scheduled to be delisted as of May 28, 2021 (the last trading date is scheduled to be May 27, 2021) through prescribed procedures in accordance with the delisting criteria of the JASDAQ Standard Market of the Tokyo Stock Exchange. Following the delisting, it will no longer be possible to trade the Shares of the Company on the JASDAQ Standard Market of the Tokyo Stock Exchange. Given that the Tokyu Shares that will be delivered to the shareholders of the Company as consideration for the Share Exchange are listed on the First Section of the Tokyo Stock Exchange after the delisting of the Shares of the Company and that it will be possible to trade such Tokyu Shares on the First Section of the Tokyo Stock Exchange even after the Share Exchange coming into effect, the shareholders that hold 88 shares or more of the Shares of the Company at the Record Time and will be allotted not less than 100 shares of the Tokyu Shares, which is the number of shares constituting one unit of Tokyu

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Shares, as a result of the Share Exchange will be able to continue to trade one unit or more of the Tokyu Shares on the First Section of the Tokyo Stock Exchange, so we believe the liquidity of the shares will be secured, although such shareholders might be allotted Tokyu Shares less than one unit in proportion to the number of the Shares of the Company that they hold.

However, the shareholders holding less than 88 Shares of the Company at the Record Time will be allotted the Tokyu Shares less than one unit. The shares less than one unit cannot be sold on the First Section of the Tokyo Stock Exchange, but those shareholders may use the additional purchase of shares less than one unit or the purchase by Tokyu for shares less than one unit at the request of shareholders. For details of these procedures, refer to (Note 3) “Treatment of shares less than one unit” in (i) “Details of Allotment of Shares Pertaining to the Share Exchange” of (1) “Matters concerning the Appropriateness of Consideration for the Share Exchange”.

With respect to the handling of fractional shares less than one Tokyu Share that arise in association with the Share Exchange, see (Note 4) “Treatment of fractions of less than one share” in (i) “Details of Allotment of Shares Pertaining to the Share Exchange” of (1) “Matters concerning the Appropriateness of Consideration for the Share Exchange” above.

Shareholders of the Company may trade the Shares of the Company they hold until May 27, 2021 (scheduled), which is the last trading date, on the JASDAQ Standard Market of the Tokyo Stock Exchange and may exercise their lawful rights as prescribed under the Companies Act and other relevant laws and regulations until the Record Time.

(3) Matters to which the Company Paid Attention not to Harm the Interests of the Shareholders of the Company

Since Tokyu Department Store, a wholly-owned subsidiary of Tokyu, owns 538,131 shares of the Shares of the Company (the ratio of total number of issued shares outstanding as of January 31, 2020 (964,521 shares) of Shares of the Company (hereinafter referred to as the “Ownership Ratio”) is 55.79% (the ratio of voting rights: 57.03%; the Ownership Ratio and the voting rights ratio are rounded to two decimal places)) as of March 16, 2021, and the Company is a consolidated subsidiary of Tokyu, Tokyu and the Company determined that it is necessary to ensure the fairness of the Share Exchange and have implemented measures to ensure the fairness (including measures to avoid conflicts of interest) as follows.

(i) Obtaining of Valuation Report from an Independent Third-Party Appraiser

Tokyu appointed Nomura Securities, and the Company appointed SMBC Nikko Securities, as their respective third-party appraisers, and Tokyu and the Company obtained valuation reports regarding the share exchange ratio. The fees of Nomura Securities include contingency fees that are paid contingent upon, among other things, the execution of the Transaction. The fees of SMBC Nikko Securities includes contingency fees that are paid contingent upon, among other things, the execution of the Transaction. See ii “Matters Relating to the Calculation” of (ii) “Basis for Calculations, etc. for Details of Allotment of Shares Pertaining to the Share Exchange” of (1) “Matters concerning the Appropriateness of the Total Number of Consideration for the Share Exchange” above for an outline of the valuation reports.

Neither Tokyu nor the Company has obtained from either of those third-party appraisers an opinion stating that the Share Exchange Ratio is appropriate or fair from a financial perspective (a fairness opinion).

(ii) Advice from Independent Law Firms

Tokyu appointed Anderson Mori & Tomotsune Law Office as its legal advisor and obtained from Anderson Mori & Tomotsune Law Office legal advice concerning various procedures for the Share Exchange and the decision-making method and processes of Tokyu. Anderson Mori & Tomotsune Law Office is independent of Tokyu and the Company and has no material interests in Tokyu and the Company.

At the same time, the Company appointed Nakamura, Tsunoda & Matsumoto as its legal advisor and obtained from Nakamura, Tsunoda & Matsumoto legal advice concerning various procedures for the Share Exchange and the decision-making method and processes of the Company. Nakamura, Tsunoda & Matsumoto is independent of Tokyu and the Company and has no material interests in Tokyu and the Company.

(iii) Obtaining of reports from the Special Committee which has no interest in the Company

i. Background of Establishment

Upon receipt of Tokyu’s proposal for the Share Exchange on December 21, 2020, the Company immediately began to

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establish a system to conduct examinations and negotiations and the like regarding the Share Exchange from the perspective of increasing its corporate value and securing the interests of its minority shareholders (i.e. the shareholders of the Company other than Tokyu and its subsidiaries (including Tokyu Department Store); the same shall apply hereinafter) independently from Tokyu and the Company. The Company appointed 3 persons as candidates for members of the Special Committee, who are Mr. Koichi Washizawa (President and Representative Director of Sumihiei Corporation; Audit Committee Member and Outside Director of the Company), who is considered qualified to examine the Share Exchange as a person who has been designated as an independent director based on the notification to the Tokyo Stock Exchange and has no interests in Tokyu and Tokyu Department Store with considerable knowledge of the Company’s business and management issues as an outside director and an audit committee member of the Company, Mr. Takashi Goto (an attorney at SHIOMIZAKA), who has no interests in Tokyu and Tokyu Department Store and is considered to have expertise and qualifications to consider the Share Exchange as an attorney engaged in M&A transactions and Mr. Yoshihiko Terada (a certified public accountant, Trustees Advisory Co., Ltd.), who has no interests in Tokyu and Tokyu Department Store and is considered to have expertise and qualifications to consider the Share Exchange as a certified public accountant engaged in M&A advisory services. In appointing candidates for the committee members, the Company obtained confirmation from Mr. Masahiro Kitamura, Outside Director and Audit Committee Member of the Company, who has been designated as an independent director based on a notification to the Tokyo Stock Exchange and has no interests in Tokyu and Tokyu Department Store, and has received advice from Nakamura, Tsunoda & Matsumoto on the independence and qualifications required of the members of the Special Committee.

On that basis, the Company requested that the meeting of the Board of Directors of the Company held on January 7, 2021, establish a Special Committee consisting of the above 3 members, and that the Special Committee express its opinions on (A) whether the Transaction will contribute to the enhancement of the corporate value of the Company, and (B) whether the decision on the Transaction of the Company (specifically, the execution of the share exchange agreement for the Share Exchange) would be disadvantageous to the minority shareholders of the Company (in such case, consideration shall be given to the appropriateness of the terms and conditions of the Transaction (including the share exchange ratio in the Share Exchange) and the fairness of procedures such as negotiation process, from the viewpoint of the interests of the minority shareholders) (hereinafter referred to as the “Matters of Inquiry”). In addition, the Board of Directors of the Company resolved that (i) any decisions regarding the Share Exchange at the Board of Directors of the Company shall be made with utmost respect for the judgment of the Special Committee, (ii) the Board of Directors of the Company shall not conclude the Share Exchange Agreement if the Special Committee determines that the share exchange ratio or other conditions of the Share Exchange are not appropriate, and further resolved that (iii) although negotiations related to the Transaction will be conducted by the Board of Directors of the Company, the Board of Directors of the Company shall ensure that the Special Committee may substantially affect the negotiation process regarding the terms and conditions of the Transaction by reporting the status of the negotiation to the Special Committee in a timely manner, hearing their opinion on important aspects and conducting negotiations taking into consideration instructions and requests from the Special Committee and that (iv) the Special Committee is authorized to use advisors of the Company in connection with the Share Exchange and, if necessary, to consign its duties to the Special Committee’s own advisors (in such case, reasonable expenses related to such consignment shall be borne by the Company).

As compensation for their duties, the members of the Special Committee shall be paid hourly fees or fixed fees regardless of the detail of their report.

ii. Background of Consideration

The Special Committee held 10 meetings in total for total 11 hours, from January 7, 2021 to March 15 of the same year. Outside the meetings, the Special Committee also carefully discussed and examined the Matters of Inquiry by reporting and sharing information, conducting deliberations and making decisions and otherwise communicating by e-mail.

Specifically, the members of the Special Committee mutually confirmed the independence of each member, and the Special Committee approved the appointment of Nakamura, Tsunoda & Matsumoto as the legal advisor of the Company, and SMBC Nikko Securities as the financial advisor and the third-party appraiser of the Company, after confirming that they had no problems with their independence and expertise. In addition, the Special Committee, while receiving legal

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advice from Nakamura, Tsunoda & Matsumoto, has confirmed from the perspective of independence that there was no problem with the system for examining the Share Exchange that the Company has built in-house (including the scope and duties of officers and employees of the Company who are involved in consideration, negotiation and judgment concerning the Share Exchange).

On that basis, the Special Committee received explanations from the executives of the Company and asked questions regarding their business, the current business environment, management issues and measures in light of the current business environment, the preparation procedures and content of the business plan of the Company, which forms the basis for the calculation of the share exchange ratio (hereinafter referred to as the “Business Plan”), advantages and disadvantages of the Transaction, alternatives for the Transaction, the system for considering the Transaction, the results of financial and tax due diligence on Tokyu conducted by Tokyo Kyodo Accounting Office and other matters, to confirm the reasonableness of the Business Plan. In addition, the Special Committee received explanations from Tokyu and asked questions regarding its current relationship with the Company, its recognition of the current management issues of the Company, advantages and disadvantages of the Transaction, the background of consideration of the Transaction, the scheme of the Transaction, the management policy after the Transaction is executed, whether or not it is involved in the preparation of the Business Plan and other matters.

Furthermore, the Special Committee received explanations from Nakamura, Tsunoda & Matsumoto and asked questions regarding the process, scheme and schedule of the Transaction, the decision-making process in relation to the Transaction, the decision-making method, the description of the legal advice on points to consider in decision-making in relation to the Transaction, measures taken to ensure fairness in the course of the consideration of the Transaction, the results of legal due diligence conducted on Tokyu and other matters. In addition, the Special Committee received explanations from SMBC Nikko Securities and asked questions regarding the process, scheme and schedule of the Transaction and also received disclosure of calculation materials and explanations regarding the reasons for selecting the calculation methods, the calculation processes for each calculation method (including the content of the Business Plan and the preconditions of the calculations), analysis of the calculation results, levels of premium in recent similar cases, analysis of the latest stock prices and other matters.

In addition, the Special Committee received a report from SMBC Nikko Securities in a timely manner on the negotiation process such as the detail of Tokyu’s proposal for the share exchange ratio and was substantially involved in the important aspects of the negotiation with Tokyu regarding the Share Exchange Ratio and other terms and conditions by expressing its opinion, giving instructions or making requests on the negotiation policy including the specific share exchange ratio, which should be proposed at the time of negotiation.

iii. Outline of the Report

(A) Whether the Transaction will contribute to the enhancement of the corporate value of the Company

The Company has been closely connected to the local community as the only department store in front of the Nagano Station for 55 years. Behind this are the advantages such as its high convenience of its location in front of the station and its large-scale parking lot adjacent to it, trust in “Tokyu brand,” and its “ability to judge,” “editing ability” and “sales force” unique to department stores, as well as human resources and know-hows to support them. Based on these advantages, its “indispensable presence in the local community” has been established.

Looking at the relationship with the Tokyu Group, which is the current parent company, it receives various benefits, including the license of the name “Tokyu (東急)/TOKYU” (trademark, trade name, shop name, etc.), which constitutes “Tokyu brand,” the source of its corporate value, and it is strengthening cooperation with the Tokyu Group through personnel exchanges and other means.

Looking at the recent business environment, it goes without saying that the entire department store industry is on a long-term declining trend, and the declining trend is remarkable in the local department stores combined with the market shrinking due to population decline and intensified competition due to the opening of large suburban shopping centers. Most recently, due to the prolonged impact of the consumption tax increase in 2019, as well as significant changes in consumer awareness, values, and consumption behavior resulting from the increased use of the Internet, social networking

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services and the like, the conventional store-based business has been placed in a severe competitive environment, and the spread of the novel coronavirus infections has been making matters worse. The Company is not an exception and is also affected by the declining population in Nagano Prefecture, intensified competition with competing facilities in the neighborhood, the occurrence of large-scale typhoon disasters, the novel coronavirus infections and other factors.

Under such management environment, the mid-term management plan of the fiscal year ending January 2021 as the final year was not achieved.

Looking at the medium- to long-term future, as the downtrend described above is expected to continue and competition is expected to intensify further while the degree of impact of the novel coronavirus infections are uncertain, the medium- to long-term future prospects of the Company are not bright.

In light of this business environment, the Company recognizes that it is an urgent management issue to shift to a profit structure that ensures a certain level of profit even in the face of an inevitable decline in sales.

Based on a common understanding of the business environment and management issues surrounding the Company, the Company and Tokyu are specifically examining the qualitative synergy effects of implementing specific measures with respect to the business operations of the Company after the execution of the Transaction.

Each of these measures accurately grasps the management issues of the Company and is consistent with the Company’s medium-term policy of shifting to a profit structure that can secure a certain level of profit even in the face of an inevitable decline in sales. In addition, there is no reason to deny their feasibility, given the relationship between the Company and the Tokyu Group and the Tokyu Group’s business operations and performances.

In light of the above, the Company’s judgment that the execution of the Transaction will contribute to the enhancement of the Tokyu Group’s corporate value in addition to the long-term enhancement of the Company’s corporate value, with a variety of benefits including the creation of further group synergies, the improvement of management flexibility enabled by flexible decision-making that is not bound by short-term stock market valuation, and the improvement of management efficiency by reducing costs associated with the delisting, is acceptable as reasonable.

On the other hand, reasonable and specific examination has actually been made with respect to the possible disadvantages of the Transaction, and the Special Committee does not see any particular unreasonable point in such examination. Based on the examination results, it is not found that there will be disadvantages resulting from the Transaction that clearly exceed at least the aforementioned advantages. In addition, there is no reason to believe that there is an effective alternative to the Transaction from the viewpoint of enhancing the Company’s corporate value.

Based on the above, the Special Committee believes that the Transaction will contribute to the enhancement of the corporate value of the Company.

(B) Whether the decision on the Transaction of the Company (specifically, the execution of the share exchange agreement for the Share Exchange) would be disadvantageous to the minority shareholders of the Company

a. Fairness of the Negotiation Process and Other Procedures

In the Transaction, various measures to ensure fairness have been taken, such as establishment of the Special Committee (including the implementation of practical measures to enhance the effectiveness of the Special Committee), early appointment of independent external experts (financial and legal advisors), acquisition of professional advice and the valuation report on the share exchange ratio, exclusion of interested persons in examinations, negotiations and resolutions regarding the Transaction, and improvement of process transparency through enhancement of information provision to minority shareholders.

In light of the specific circumstances of the Transaction, the Special Committee believes that such measures to ensure fairness are in necessary and sufficient substance and combination and were actually operated with effectiveness from the viewpoints of (i) ensuring a situation that can be regarded as being equivalent to an arm’s-length transaction in the process of establishing terms and conditions of the Transaction and (ii) ensuring opportunities for minority shareholders to make appropriate informed decisions.

Therefore, in the Transaction, sufficient consideration is given to the interests of the minority shareholders of the Company through fair procedures.

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b. Appropriateness of the Terms of the Transaction

In the Transaction, giving comprehensive consideration to the facts that (i) a situation equivalent to that of an arm’s-length transaction has been ensured through the implementation of measures to ensure fairness including the establishment and involvement of the Special Committee in the process of deciding the Share Exchange Ratio, which has actually been agreed upon through sincere negotiations between the parties, (ii) considering that the valuation report on the share exchange ratio has been prepared by a third party organization independent from the Company, Tokyu and Tokyu Department Store, which is a major business operator with numerous achievements in Japan, with no unreasonable point in the financial projections, preconditions and other factors which serve as the basis for the calculation, and the calculation method and results thereof are found to be reasonable, the Share Exchange Ratio is on a level which is above the upper end of the market price analysis and the median of the DCF Method and (iii) the Transaction is considered as having secured a level of premium that compares favourably with similar transactions, it is presumed that by receiving Tokyu Shares based on the Share Exchange Ratio in the Transaction, minority shareholders of the Company will enjoy not only the “value that can be realized without the Transaction” but also the “expected effect of the Transactions on increasing corporate value” to a considerable extent.

The scheme and other terms and conditions are also deemed appropriate because the method of the Transaction and the consideration therefor are not disadvantageous to the minority shareholders of the Company.

Accordingly, the terms and conditions of the Transaction are deemed appropriate.

As described above, the Special Committee believes that the decisions made by the Board of Directors of the Company regarding the Transaction would not be disadvantageous to the Company’s minority shareholders because (i) sufficient consideration has been given to the interests of the Company’s minority shareholders through fair procedures and (ii) the terms and conditions of the Transaction are deemed appropriate.

(iv) Approval of All Directors (including Audit Committee Members) of the Company Excluding Directors with Interest

At the meeting of the Board of Directors of the Company held on March 16, 2021, where the resolution for the Share Exchange was resolved, among the 10 directors of the Company, the above resolution was conducted by unanimous agreement of 7 directors, excluding Director Tsugunori Oishi, Director Chikara Amemiya and Director Takashi Yamakawa, who concurrently serve as officers and employees of Tokyu Department Store (including Tokyu for Director Takashi Yamakawa), with a view to avoiding conflict of interest. In addition, Director Tsugunori Oishi, Director Chikara Amemiya and Director Takashi Yamakawa did not participate in the deliberations regarding the Share Exchange at the above meeting of the Board of Directors, and did not participate in the discussions and negotiations regarding the Share Exchange from the standpoint of the Company.

Of the 7 directors who participated in the resolution on the meeting of the Board of Directors of the Company held on March 16, 2021, Director Naoya Hiraishi, Director Tadayuki Koizumi, and Director and Audit Committee Member Toshiharu Kubota (hereinafter referred to as the “Target Directors”) are not involved in the execution or management of Tokyu Department Store; however, given that they are registered as employees of Tokyu Department Store, the Company obtained a confirmation letter from Tokyu Department Store as of December 24, 2020 confirming that (i) the Target Directors are not involved in the execution or management of Tokyu Department Store and have no duties at Tokyu Department Store, and (ii) regarding the Share Exchange, Tokyu Department Store and the Target Directors will not communicate or exchange information regarding the Share Exchange from the perspective of eliminating the possibility of a conflict of interest. In light of this confirmation letter, although the Company has determined that there is no problem for the Target Directors to participate in the deliberation and resolution for the Share Exchange from the standpoint of the Company, from the perspective of eliminating the possibility of a conflict of interest to the greatest extent possible, the Company has gone through a two-step process in which (i) 4 directors, excluding the Target Directors, deliberated on the Share Exchange and resolved the resolution by unanimous approval of all the directors, and (ii) 7 directors, including the Target Directors, deliberated on the resolution again and resolved by unanimous approval of all the directors, for purposes of fulfilling the quorum requirement at the meeting of the Board of Directors.

Of the 7 directors who participated in the resolution at the meeting of the Board of Directors of the Company held on March 16, 2021, Director Motoshi Kobayashi has been seconded to Tokyu, while holding the positions of an officer and an

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employee of the Company since March 1, 2017. However, since he has not engaged in any specific operations at Tokyu since March 1, 2018, the Company has determined that he has no conflict of interest regarding the Share Exchange and that there will be no problem for him to deliberate on and participate in the resolution regarding the Share Exchange from the standpoint of the Company. However, as the Company believes that it is desirable from the viewpoint of the fairness of the Share Exchange procedures to clarify whether there is any conflict of interest, as of February 1, 2021, the secondment of Director Motoshi Kobayashi to Tokyu has been terminated. In addition, the Company has confirmed that Tokyu and Director Motoshi Kobayashi have not communicated or exchanged information regarding the Share Exchange in terminating the his secondment.

4. Matters that should Servce as a Reference for the Consideration for the Share Exchange

(1) Provisions of the Articles of Incorporation of Tokyu

The Articles of Incorporation of Tokyu are posted on the Company’s website (https://www.nagano-tokyu.co.jp/) pursuant to laws and regulations as well as the provisions of Article 14 of the Articles of Incorporation of the Company.

(2) Matters concerning the method of conversion of the consideration for the Share Exchange

(i) Market where the consideration for the Share Exchange is traded

The Tokyu Shares are traded on the First Section of the Tokyo Stock Exchange.

(ii) Person acting as an intermediary, broker or agent for transactions involving the consideration for the Share Exchange

Various securities companies and other companies throughout Japan act as intermediaries, brokers, etc. for the Tokyu Shares.

(iii) Details of restrictions on the transfer or other disposition of the consideration for the Share Exchange

There are no applicable matters.

(3) Matters concerning the market price for the consideration for the Share Exchange

With the business day immediately preceding the day on which the execution of the Share Exchange Agreement was announced (March 16, 2021) being the reference date, the average closing prices of the Tokyu Shares on the First Section of the Tokyo Stock Exchange for one-month and three-month periods are 1,474 yen and 1,341 yen respectively.

The latest market price and other details of the Tokyu Shares are available on the website of the Tokyo Stock Exchange (http://www.jpx.co.jp/) and other websites.

(4) Details of Tokyu’s balance sheets for each fiscal year the last day of which arrived in the past five years

Tokyu has submitted annual securities reports pursuant to the provisions of Article 24, Paragraph 1 of the Financial Instruments and Exchange Act for each of the past five fiscal years, so this statement is omitted.

5. Matters concerning the Appropriateness of the Provisions on Stock Acquisition Rights pertaining to the Share Exchange

There are no applicable matters since the Company has not issued any stock acquisition rights and bonds with stock acquisition rights.

6. Matters concerning Financial Statements, etc.

(1) Details of the Company’s financial statements, etc. for the most recent fiscal year

Details of the financial statements and other details for the most recent fiscal year of Tokyu (the fiscal year ended March 2020) are posted on the Company’s website (https://www.nagano-tokyu.co.jp/) pursuant to laws and regulations as well as the provisions of Article 14 of the Articles of Incorporation of the Company.

(2) Details of events which may have a material impact on the status of Tokyu’s and the Company’s company assets, such as disposition of important assets and burden of major obligations, which arose after the last day of the most recent fiscal year

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(i) The Company

The Company resolved at the meeting of the Board of Directors held on March 16, 2021 to execute the Share Exchange Agreement with Tokyu and executed the Share Exchange Agreement with Tokyu on the same day. The outline of the Share Exchange Agreement is as described in 2. “Terms of the Share Exchange Agreement” above.

(ii) Tokyu

Tokyu resolved at the meeting of the Board of Directors held on March 16, 2021 to execute the Share Exchange Agreement with the Company and executed the Share Exchange Agreement with the Company on the same day. The outline of the Share Exchange Agreement is as described in 2. “Terms of the Share Exchange Agreement” above.

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Matters Disclosed on the Internet

for

　Notice of Convocation of the 63rd Annual General Meeting of Shareholders

Tokyu Corporation

Articles of Incorporation

Pursuant to the provisions of laws and regulations and Article 14 of the Articles of Incorporation of the Company, this information is deemed to have been made available to our shareholders by posting it on the Company’s website on the Internet.

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(TRANSLATION)

Tokyu Corporation

Articles of Incorporation

(Revised on June 26, 2020)

Chapter 1 General Provisions

(Trade Name)

Article 1 The Company is called Tokyu Kabushiki Kaisha, and is described in English as Tokyu Corporation.

(Purpose)

Article 2 The purpose of the Company shall be to engage in the following businesses:

1. Railway and cableway businesses;

2. Raiload business;

3. General transportation by automobile;

4. Management of residential property, purchases, sales and leasing of lands and houses;

5. Management of golf courses, various sports facilities and cultural classes;

6. Management of cafeterias and sale of groceries, general merchandise and alcoholic beverages;

7. Management of hotels and ryokans(Japanese inns);

8. Travel agency business;

9. Contract for design and construction of civil engineering and construction work;

10. Intermediary of sales and purchases of commodities pertaning to specified prepaid transactions;

11. Investment and loans, or guarantee of obligations for businesses necessary for the operation of the Company;

12. Non-life insurance agency business;

13. Information provision and processing services and telecommunications business;

14. Investment advisory services for real estate, securities and all other financial assets;

15. Broadcasting business pursuant to the Broadcasting Act;

16. Manufacture, repair and sale of railroad vehicles, automobiles, containers, car parking equipment and parts thereof;

17. Acceptance of entrustment of management and administration of shopping centers;

18. Services related to advertising and promotion;

19. Acceptance of entrustment of management and leasing of real estate;

20. Services pertaining to handling of credit cards and installment sales pursuant to the Installment Sales Act;

21. Security business based on the Security Services Act;

22. Investment in tokutei mokuteki kaisha (specified purpose company), tokubetsu mokuteki kaisha (special purpose company) (a company set forth in the Regulation on the Terminology, Forms, and Preparation Methods of Financial Statements, etc.) and real estate investment trusts, as well as sales and purchases, brokering and management of investment interests;

23. Management of housing and facilities for the elderly and nursing care services business;

24. Management of childcare facilities and childcare services business;

25. Electric power retail business and gas retail intermediary business;

26. Management of entertainment facilities for movies, concerts, theatrical performances, etc.;

27. Planning, development, maintenance and management, as well as operation of airports and similar facilities;

28. Sale and purchases of secondhand goods pursuant to the Secondhand Articles Dealer Act;

29. Motor truck transportation business, consigned freight forwarding business;

30. Any and all businesses incidental or related to the businesses referred to in the foregoing items.

(Location of Head Office)

Article 3 The Company shall have its head office in Shibuya-ku, Tokyo.

(Organizations)

Article 4 The Company shall have the following organizations in addition to the general meeting of shareholders and directors:

(1) Board of Directors;

(2) Corporate Auditors;

(3) Board of Corporate Auditors;

(4) Accounting Auditors.

(Method of Public Notice)

Article 5 The Company's method of public notice shall be electronic public notice. However, if the Company is

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unable to give an electronic public notice due to some trouble or any other unavoidable reason, the notice shall be published in the Nihon Keizai Shimbun.

Chapter 2 Shares

(Total Number of Issuable Authorized Shares)

Article 6 The total number of shares which the Company is authorized to issue shall be 900 million (900,000,000) shares.

(Number of Unit Shares)

Article 7 The Company's number of unit shares shall be 100 shares.

(Acquisition of Own Shares)

Article 8 Pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act, the Company shall be entitled to acquire its own shares by resolution of the Board of Directors.

(Rights to Shares Less Than One Unit)

Article 9 A shareholder holding shares less than one unit of the Company shall not be entitled to exercise rights other than the following rights with respect to shares less than one unit that he/she holds:

(1) the rights listed in each item of Article 189, Paragraph 2 of the Companies Act;

(2) the rights to make a request under the provisions of Article 166, Paragraph 1 of the Companies Act;

(3) the rights to receive an allotment of shares for subscription and an allotment of share acquisition rights for subscription in proportion to the number of shares held by shareholders;

(4) the rights to make the requests set forth in the following Article.

(Additional Purchase of Shares Less Than One Unit)

Article 10 A shareholder holding shares less than one unit of the Company shall be entitled to request to sell such number of shares less than one unit, which constitutes one unit of shares, together with the number of shares less than one unit that he/she holds, as set forth in the Share Handling Regulations.

(Agent for the Register of Shareholders)

Article 11 The Company shall have an agent for the register of shareholders.

The agent for the register of shareholders and the place where the register of shareholders is handled shall be determined by resolution of the Board of Directors, and published by public notice.

The preparation and keeping of the shareholder register and the register of share acquisition rights of the Company, as well as the other clerical work relating to the shareholder register and the register of share acquisition rights shall be entrusted to the shareholder register adminstrator and shall not be handled by the Company.

(Handling of Shares)

Article 12 The Company's handling of shares and fees shall be subject to laws and regulations, these Articles of Incorporation and the Share Handling Regulations as determined by the Board of Directors.

Chapter 3 General Meeting of Shareholders

(Convocation)

Article 13 An ordinary general meeting of shareholders of the Company shall be convened in June of each year, and an extraordinary general meeting of shareholders shall be convened from time to time whenever necessary.

(Record Date of Ordinary General Meeting of Shareholders)

Article 14 The record date for the voting right of the ordinary general meeting of shareholders of the Company shall be March 31 of each year.

(Disclosure of Reference Documents, etc. for General Meeting of Shareholders on the Internet)

Article 15 The Company shall be entitled to, at the time of convocation of a general meeting of shareholders, deem that information related to reference documents for general meeting of shareholders, business reports, matters that should be described or indicated in financial statements and consolidated financial statements has been provided to shareholders by disclosing it through the Internet pursuant to the provisions of the Ministry of Justice Ordinance.

(Resolution)

Article 16 Unless otherwise set forth in laws and regulations or in these Articles of Incorporation, resolution of a

21

general meeting of shareholders shall be adopted by a majority of the voting rights of shareholders who are present and entitled to exercise their voting rights.

The resolution set forth in Article 309, Paragraph 2 of the Companies Act shall be adopted by a general meeting of shareholders attended by shareholders holding one third or more of the total number of voting rights of shareholders who are entitled to exercise their voting rights by two thirds or more of their voting rights.

(Proxy Voting)

Article 17 A Shareholder shall be entitled to exercise his/her voting right by one (1) proxy who is another shareholder having a voting right of the Company. A shareholder or proxy must file with the Company a written document evidencing the power of attorney for each general meeting of shareholders.

(Chairman)

Article 18 The Chairman of the general meeting of shareholders shall be President and Director. If President and Director is unable to so act, another Director shall act on his/her behalf. If all Directors are unable to so act, the Chairman shall be elected from among shareholders present at the meeting.

(Rules on Meeting Proceedings)

Article 19 The Board of Directors shall be entitled to develop rules on the proceedings for the general meeting of shareholders.

Chapter 4 Directors and Board of Directors

(Number of Directors)

Article 20 The Company shall have no more than 20 Directors.

(Election)

Article 21 Resolution for election of Directors shall be adopted by a majority of the voting rights and not by cumulative voting at a general meeting of shareholders attended by shareholders holding one third or more of the voting rights who are entitled to exercise their voting rights.

(Term of Office)

Article 22 The term of office of a Director shall expire at the close of the ordinary general meeting of shareholders for the last fiscal year ending within one (1) year after his/her election.

(Convocation of Meetings of Board of Directors)

Article 23 Notice of convocation of a meeting of the Board of Directors shall be given to each Director and Corporate Auditor no later than (1) week prior to the date of such meeting. However, such period may be shortened in case of emergency.

(Resolution by Board of Directors in Writing, etc.)

Article 24 In case where the Company meets the requirements of Article 370 of the Companies Act, it shall deem that a resolution has been adopted by the Board of Directors for a matter which is the purpose of the resolution of the Board of Directors.

(Chairman, President, Vice President, Senior Managing Executive Director, Managing Executive Director)

Article 25 The Company shall be entitled to have one (1) Chairman of The Board and Director, one (1) President and Director, and several Vice President and Director, Senior Managing Executive Directors and Managing Executive Directors by resolution of the Board of Directors.

(Representative Directors)

Article 26 Representative Directors shall be elected by resolution of the Board of Directors.

President and Director must be a Representative Director.

(Regulations on the Board of Directors)

Article 27 Matters pertaining to the Board of Directors shall be set forth separately.

(Limited Liability Agreement with Directors)

Article 28 The Company shall be entitled to execute an agreement with a Director (except for those who are executive Directors, etc.) under which such Director shall be liable for his/her liabilities under Article 423, Paragraph 1 of the Companies Act to the extent permitted by laws and regulations if he/she is in good faith and is not grossly negligent.

Chapter 5 Corporate Auditors and Board of Corporate Auditors

22

(Number of Corporate Auditors)

Article 29 The Company shall have no more than five (5) Corporate Auditors.

(Election)

Article 30 Resolution for election of Corporate Auditors shall be adopted by a majority of the voting rights at a general meeting of shareholders attended by shareholders holding one third or more of the voting rights who are entitled to exercise their voting rights.

(Term of Office)

Article 31 The term of office of a Corporate Auditor shall expire at the close of the ordinary general meeting of shareholders for the last fiscal year ending within four (4) years after his/her election.

The term of office of a Corporate Auditor elected to fill a vacancy of another Corporate Auditor who has retired prior to the expiration of his/her term of office shall expire at the expiration of the term of office of such retired Corporate Auditor.

(Convocation of Meetings of Board of Corporate Auditors)

Article 32 A notice of convocation of a meeting of the Board of Corporate Auditors shall be given to each Corporate Auditor no later than (1) week prior to the date of such meeting. However, such period may be shortened in case of emergency.

(Regulations on the Board of Corporate Auditors)

Article 33 Matters pertaining to the Board of Corporate Auditors shall be set forth separately.

(Limited Liability Agreement with Corporate Auditors)

Article 34 The Company shall be entitled to execute an agreement with a Corporate Auditor under which such Corporate Auditor shall be liable for his/her liabilities under Article 423, Paragraph 1 of the Companies Act to the extent permitted by laws and regulations if he/she is in good faith and is not grossly negligent.

Chapter 6 Accounting Auditors

(Election)

Article 35 Accounting Auditors shall be elected at a general meeting of shareholders.

(Term of Office)

Article 36 The term of office of an Accounting Auditor shall expire at the close of the ordinary general meeting of shareholders for the last fiscal year ending within one (1) year after his/her election.

Unless otherwise adopted by resolution at the ordinary general meeting of shareholders set forth in the preceding paragraph, he/she shall be deemed to have been re-elected at such ordinary general meeting of shareholders.

Chapter 7 Advisor

(Advisor)

Article 37 The Company shall be entitled to have an Advisor by resolution of the Board of Directors.

Chapter 8 Calculation

(Fiscal Year)

Article 38 The term of the Company's fiscal year shall be one (1) year from April 1 of each year to March 31 of the following year.

(Record Date for Dividends)

Article 39 The record date for year-end dividend of the Company shall be March 31 of each year.

In addition to the preceding paragraph, the Company shall be entitled to designate a record date and make a dividemd payment from surplus.

(Interim Dividend)

Article 40 The Company shall be entitled to make an interim dividend payment on September 30 of each year as the record date by resolution of the Board of Directors.

(Period of Exclusion of Dividends)

Article 41 If any cash dividends are not received within three (3) years from the date of commencement of payment thereof, the Company shall be entitled to have such dividends.

23

Matters Disclosed on the Internet

for

　Notice of Convocation of the 63rd Annual General Meeting of Shareholders

Contents of Financial Statements, etc. of

the Latest Fiscal Year

Tokyu Corporation

(From April 1, 2019 to March 31, 2020)

Pursuant to the provisions of laws and regulations and Article 14 of the Articles of Incorporation of the Company, this information is deemed to have been made available to our shareholders by posting it on the Company’s website on the Internet.

１. Status of Assets, and Profit and Loss

❶ Status of Assets, and Profit and Loss of the Group

Items		148th Period (FY2016)	149th Period (FY2017)	150th Period (FY2018)	151st Period (current fiscal year) (FY2019)
Operating revenue	(million yen)	1,117,351	1,138,612	1,157,440	1,164,243
Profit attributable to owners of parent	(million yen)	67,289	70,095	57,824	42,386
Net income per share	(yen)	55.01	115.42	95.14	69.88
Total assets	(million yen)	2,148,605	2,264,636	2,412,876	2,537,196
Net assets	(million yen)	678,382	747,049	796,164	809,614
Equity	(million yen)	628,308	696,526	745,233	757,003
TOKYU EBITDA	(million yen)	174,312	174,965	176,693	176,584
Interest-bearing debt at end of period	(million yen)	964,397	969,794	1,066,422	1,151,010
Interest-bearing debt/ TOKYU EBITDA	(times)	5.5	5.5	6.0	6.5
D/E ratio	(times)	1.5	1.4	1.4	1.5

(Note)	1.	Net income per share is calculated based on the average number of outstanding shares during the period (excluding treasury stock).

2.	A reverse stock split was implemented on August 1, 2017 (every two common shares were merged into one), and net income per share is calculated on the assumption that the reverse stock split was conducted at the beginning of the 149th period.

3.	TOKYU EBITDA is the total of operating profit, depreciation, amortization of goodwill, disposal cost of fixed assets, interest and dividend income and investment gains (loss) from equity method, and indicates the absolute amount of the cash from operating activities.

4.	D/E ratio is obtained by dividing the consolidated interest-bearing debt at end of period by the consolidated equity at end of period, and is generally considered to be an indicator of a company’s safety.

❷ Status of Assets, and Profit and Loss of the Company

Items		148th Period (FY2016)	149th Period (FY2017)	150th Period (FY2018)	151st Period (current fiscal year) (FY2019)
Operating revenue	(million yen)	262,528	269,326	284,531	217,454
Net income	(million yen)	51,319	42,978	38,292	25,780
Net income per share	(yen)	41.90	70.74	62.98	42.48
Total assets	(million yen)	1,642,259	1,729,363	1,877,213	1,862,623
Net assets	(million yen)	486,021	519,170	555,310	554,026

(Note)	1.	Net income per share is calculated based on the average number of outstanding shares during the period (excluding treasury stock).

2.	A reverse stock split was implemented on August 1, 2017 (every two common shares were merged into one), and net income per share is calculated on the assumption that the reverse stock split was conducted at the beginning of the 149th period.

3.	As a result of the company split by absorption with Tokyu Railways (the trade name was changed from Tokyu Dentetsu Bunkatsu Junbi Kabushiki Kaisha on September 2, 2019) as the successor company pursuant to the agreement on company split by absorption executed and approved at the Annual General Meeting of Shareholders for the 150th period held on June 27, 2019, the Company transferred its railway business (including tramway business) to Tokyu Railways effective October 1, 2019.

２. Main business and business locations, etc.

❶ Main business

Business segment	Main business
Transportation	Railway and tramway business, bus business, airport management business
Real estate	Real estate sales business, real estate leasing business, real estate management business
Life services	Department store business, chain store business, shopping center business, cable television business, advertising business, video business
Hotel and resort	Hotel business, golf business

❷ Main business locations, etc.

Main companies	Main business locations, facilities, etc.
The Company (Head office: Shibuya-ku, Tokyo)

Real estate leasing business

Futako Tamagawa Rise, Shibuya Hikarie, Shibuya Stream,

Shibuya Scramble Square, Tamaplaza Terrace,

Tokyu Capitol Tower, Grandberry Park, and others

Real estate sales business

9 business offices (６ in Tokyo, 3 in Kanagawa)

Tokyu Railways (Head office: Shibuya-ku, Tokyo)

Passenger transportation in southwestern areas of Tokyo and in Kanagawa

8 service lines (7 railways, 1 tramway) which extend 104.9km and have 97 stations

1,280 vehicles (1,260 railroad cars, 20 tram cars, among which 124 cars are leased)

Tokyu Bus Corporation (Head office: Meguro-ku, Tokyo)	112 service lines which extend 1,107.1km, and 931 vehicles 12 business offices (Setagaya-ku, Tokyo and other places)
Tokyu Facility Service Co., Ltd. (Head office: Setagaya-ku, Tokyo)	6 offices (Osaka City, Osaka and other places)
Tokyu Department Store Co., Ltd. (Head office: Shibuya-ku, Tokyo)	7 stores (5 in Tokyo, 1 in Kanagawa, 1 in Hokkaido)

Tokyu Store Chain Co., Ltd. (Head office: Meguro-ku, Tokyo)	86 stores (46 in Tokyo, 35 in Kanagawa, 5 in other places), Distribution center (Kawasaki City, Kanagawa), training center (Yokohama City, Kanagawa)
Tokyu Malls Development Corporation (Head office: Shibuya-ku, Tokyo)	31 stores (including 12 etomo stores and Minatomirai Tokyu Square operated by a subsidiary)
its communications Inc. (Head office: Setagaya-ku, Tokyo)	2 business offices (1 in Tokyo, 1 in Kanagawa), media center (Yokohama City, Kanagawa)
Tokyu Agency Inc. (Head office: Minato-ku, Tokyo)	4 branch offices (in Osaka City, Osaka and other places)
Tokyu Recreation Co., Ltd. (Head office: Shibuya-ku, Tokyo)	19 sites (3 in Tokyo, 4 in Kanagawa, and 12 in other places), 175 screens
Tokyu Hotels Co., Ltd. (Head office: Shibuya-ku, Tokyo)	36 company-operated hotels (11 in Tokyo, 25 in other places)

３. Status of employees

		(Unit: number of persons)
Business segment	Number	Increase/Decrease from previous period
Transportation	7,846	152
Real estate	2,652	△34
Life services	9,330	484
Hotel and resort	3,710	185
The entirety (common)	926	40
Total (of which the Company)	24,464	827
	(1,417)	(△3,249)

(Note)	1.	Number of persons does not include the number of temporary employees.

2.	The number of persons described under “The entirety (common)” refers to those who belong to the Management Division which cannot be categorized into specific segments.

3.	The number of employees of the Company has reduced by 3,249 from the end of the previous period. The main reason is that the railway business (including tramway business) was transferred to Tokyu Railways on October 1, 2019 as a result of the company split by absorption with Tokyu Railways as the successor company.

４. Status of major lenders

(Million yen)
Lenders	Debt balance
Development Bank of Japan Inc.	205,993
Sumitomo Mitsui Trust Bank, Limited	120,717
MUFG Bank, Ltd.	118,722
Mizuho Bank, Ltd.	52,108
The Dai-ichi Life Insurance Company, Limited	29,481
The Norinchukin Bank	26,758
Nippon Life Insurance Company	21,440

５. Status of accounting auditor

❶ Name of accounting auditor

Ernst & Young ShinNihon LLC

❷ Amount of accounting auditor’s remunerations, etc. for the current fiscal year

Amount paid as the fees for the Company’s accounting auditor	151,000	Thousand yen
The total amount of monetary or other economic benefit the Company or its subsidiary is to pay to the accounting auditor	351,460	Thousand yen

(Note)	1.	The Board of Company Auditors have discussed the adequacy of the remuneration, etc. for the accounting auditor’s audit plan by reference to the audit performance of the accounting auditor, the contents of the audit plan for the current fiscal year, etc. As a result, it has unanimously determined that it is adequate and has thus given the consent prescribed in Article 399, Paragraph 1 of the Companies Act.

2.	The audit contract between the Company and the accounting auditor does not make a clear distinction between the amount of the audit remuneration, etc. for the audit pursuant to the Companies Act and that for the audit pursuant to the Financial Instruments and Exchange Act, nor is it possible to practically make a distinction. Therefore, the sum of them is described as the amount of the remuneration, etc. of the Company’s accounting auditor for the current fiscal year.

3.	Among the material subsidiaries of the Company, Tokyu Department Store Co., Ltd., Tokyu Malls Development Corporation, Tokyu Hotels Co., Ltd. are audited by Kisaragi Audit Corporation.

❸ Details of non-audit services

　The Company and its subsidiaries pay the accounting auditor, considerations for the services other than those prescribed in Article 2, Paragraph 1 of the Certified Public Accountants Act (non-audit services), which are, preparation of comfort letters concerning issuance of corporate bonds and agreed upon procedures concerning application for the subsidy program for businesses granting point rewards to consumers making cashless payment.

❹ Policy on determination of dismissal or refusal to reappoint accounting auditor

　If the Board of Company Auditors of the Company determines that any of the Items of Paragraph 1 of Article 340 of the Companies Act occurs, it will dismiss the accounting auditor. Other than that, if it is found that it is difficult for the accounting auditor to properly perform its duties considering the appropriateness and adequacy of the audit activity of the accounting auditor, the Board of Company Auditors will decide on a draft resolution to dismiss or to refuse to reappoint the accounting auditor, and the Board of Directors meeting will submit such draft resolution to the General Meeting of Shareholders in accordance with such decision.

６. Systems to ensure the properness of business activities and the status of operation of such systems

　The Company provides “development of systems to ensure the properness of business activities” set forth in the Companies Act and the Regulation for Enforcement of the Companies Act by the resolution of the Board of Directors meeting.

❶ Basic Policy

　The Company constantly reviews the systems and promotes sophistication of effective internal control in order to deal with the changes in management environment, bearing in mind the efforts based on “risk management through compliance management” in the group management policy.

❷ Matters related to development of systems to ensure the properness of business activities

1) Systems to ensure that the execution of duties by directors and employees complies with laws and regulations as well as the articles of incorporation

■	The Company informs and fully implements the code of conduct, builds and operates proper compliance system, and regularly conducts trainings for officers and employees concerning compliance.

■	As to the issues on compliance, the sustainability promotion conference receives internal reports centrally, and important issues among those are discussed at the management meeting and reported to the Board of Directors meeting.

■	The Company establishes a whistle-blowing desk at the internal department in charge and the external law firm, enables the employees of the Company and consolidated subsidiaries to directly report to and consult with them regarding the acts violating laws and regulations or the code of conduct, and rectifies the violating act.

■	The Company enhances a system for internal audit and reports the results of the internal audit to the management, in order to ensure appropriate implementation of business activities.

■	The Company appropriately develops and operates the internal control for financial reporting, in order to ensure reliability of the financial reporting.

■	The Company refuses any relationship, let alone transaction and profit sharing, with antisocial forces and organizations. In addition, the Company enhances alignment with external agencies such as police, and develops and operates a system to eliminate antisocial forces.

2) Systems related to the retention and management of information pertaining to the execution of the duties of directors

■	The Company appropriately retains and manages the documents and other information pertaining to the execution of the duties of directors, in accordance with laws and regulations as well as company rules.

3) Rules and other systems related to management of the risk of loss

■	As to the issues on safety management, the sustainability promotion conference receives internal reports centrally , and important issues among those are discussed at the management meeting and reported to the Board of Directors meeting.

■	The Company sets forth basic policy for ensuring safety of transportation, provides principles of action for employees involved in safe operation, and develops and operates a safety management system based on the safety management rules.

■	The Company recognizes and assesses material risks of the Company and the subsidiaries from the viewpoint of consolidated management. Risk management policy, etc. are discussed at the management meeting, and reported to the Board of Directors meeting.

■	The Company sets forth basic rules for crisis management, and develops and operates a company-wide crisis management system, in order to conduct various crisis management and to minimize loss relating to business activities.

4) Systems to ensure that the execution of the duties of directors is performed efficiently

■	The Company resolves division of the operation of directors at the Board of Directors meeting, ensures that the execution of the duties of directors is performed efficiently, as well as clarifies the role of management and execution, enhances a system for the execution of operation, clarifies authorities and responsibilities, and makes efforts to enhance corporate governance, based on the executive officers system.

■	The Company holds the Board of Directors meetings every month in principle, as well as holds management meetings to discuss and determine basic policy and important matters related to the Company’s execution of business activities.

■	The Company sets forth rules for the execution of business activities, and clarifies division of major business activities at operating organization as well as authorities and responsibilities, in order to conduct business activities smoothly and efficiently.

■	The Company develops and operates a mechanism, in which important information is identified and appropriately reported to management, and instructions are delivered to the whole organization without fail.

5) Systems to ensure the properness of business activities in a business group

①Systems to ensure that the execution of the duties of directors, etc. and employees of subsidiaries complies with laws and regulations as well as the articles of incorporation

■	The Company enhances effectiveness of internal control by informing the group internal control guideline, and ensures the properness of business activities by conducting monitoring to subsidiaries with combined approaches of self-check and internal audit, etc.

■	The Company holds Tokyu Group sustainability promotion conference, and promotes integrated CSR activities as a business group.

■	The Company develops and operates, conducts assessment and rectifies deficiencies of the internal control for financial reporting through guidelines for consolidated accounting, etc.

②Matters related to reports to the Company of the matters regarding the execution of the duties of directors, etc. of subsidiaries

■	The Company makes subsidiaries conduct necessary reporting to the Company as well as discusses and reports the matters such as the execution of important business activities of the subsidiaries at the Company’s Board of Directors meetings and management meetings in accordance with the basic rules for group management.

③Rules and other systems related to management of the risk of loss of subsidiaries

■	The Company makes subsidiaries conduct understanding, assessment and handling of risks, as well as holds Tokyu Group sustainability promotion conference, and promotes integrated safety management activities as a business group in accordance with the basic rules for group management.

④Systems to ensure that the execution of the duties of directors, etc. of subsidiaries is performed efficiently

■	The Company holds Tokyu Group corporate conference to determine group management policy, as well as holds group companies management meetings, etc. to understand and assess the management condition of the subsidiaries.

6) Matters related to employees who ought to support the duties of company auditors

■	The Company sets up the Board of Company auditors secretariat as a dedicated department, and the employees at the secretariat shall conduct their duties in accordance with the direction of the company auditors.

■	The Company shall discuss with the company auditors in advance regarding the personnel transfers of such employees.

7) Systems related to reporting to company auditors

■	The Company ensures opportunities for company auditors to attend the Board of Directors meetings and other material internal meetings, and conducts appropriate reporting to the company auditors by the officers and employees of the Company and the subsidiaries, in order to contribute to the understanding of the process of important decision making and status of the execution of business activities.

■	Officers and employees of the Company and the subsidiaries reports to company auditors the facts in which substantial damage may be caused to the Company and the subsidiaries and other important matters, as well as reports the status of risk management to the company auditors.

■	The internal audit department appropriately reports the results of internal audit of the Company and the subsidiaries, and keeps close cooperation with company auditors.

■	The Company shall not treat unfairly the officers and employees of the Company and the subsidiaries for reporting to company auditors.

8) Policies for recording of costs arising from the execution of the duties of company auditors

■	The Company conducts budgetary measures every fiscal year for costs necessary for company auditors to execute their duties upon the discussion with the company auditors, and if advanced payment of such costs is needed, the Company promptly deals with it at the department in charge upon the request of the company auditors.

9) Other systems to ensure that audit by company auditors is performed effectively

■	Full-time company auditors cooperates, by providing information, etc. at Tokyu Group full-time company auditors meetings and the consolidated companies’ full-time company auditors liaison meetings, which are regularly held for full-time company auditors to discuss and exchange information with full-time company auditors of the subsidiaries, etc. about audit policy and audit approach.

❸ Matters related to the status of operation of systems to ensure the properness of business activities

1) Systems to ensure that the execution of the duties by directors and employees complies with laws and regulations as well as the articles of incorporation

■	The Company conducted monitoring by the compliance department and monitoring through internal audit, etc. for the issues on compliance of Tokyu Group, as well as they are discussed and reported at the sustainability promotion conference, and reported to the management meetings and the Board of Directors meetings as appropriate. In addition, the Company made efforts to enhance awareness to compliance of the officers and employees of the Company and the subsidiaries and to inform code of conduct through sustainability seminars and company-wide trainings using e-learning, and made efforts to fully prevent compliance violations.

■	The Company establishes a whistle-blowing desk regarding compliance inside the Company and at the law firm, receives reports about problematic acts in terms of compliance, and makes efforts to rectify problems. The Company reviewed the daily receiving and handling approach and investigation method, and made efforts to improve effectiveness and reliability of the investigation and remedial measures.

■	The Company developed and operated a system to eliminate antisocial forces through alignment with external agencies such as police.

2) Systems related to the retention and management of information pertaining to the execution of the duties of directors

■	As to the retention and management of information, the Company managed stored documents collectively, and as to the confidential information and personal information, etc., the Company conducted appropriate retention and management of information through responsible persons who manage information and are deployed at all departments, in accordance with the basic rules for information management.

■	The Company reviewed rules related to information security in order to respond to new work styles. In addition, the Company made efforts for information preservation balanced with convenience, by continuously taking various technical measures.

3) Rules and other systems related to management of the risk of loss

■	The issues on safety management of Tokyu Group are discussed and reported at the sustainability promotion conference, and reported to the management meetings and the Board of Directors meetings.

■	The Company regularly conducted internal audit and safety patrol for ensuring safety of transportation, and reported, with conducted measures, to the management meetings and the Board of Directors meetings as appropriate.

■	As to the material risks in consolidated management, the Company regularly reviewed recognition of risks, as well as summarized the material risks clarified by the Company and the subsidiaries, discussed them at the management meetings, and reported to the Board of Directors meetings.

■	In addition, the Company established “Tokyu BC committee” in order to raise the ability to deal with natural disasters such as large-scale earthquake, enhanced alignment with each related companies, discussed at “task force on infectious diseases of every kind such as new strains of influenza” as countermeasures against infectious disease in order to protect the lives of the employees and users, and conducted various measures.

4) Systems to ensure that the execution of the duties of directors is performed efficiently

■	The Company made efforts to clarify the role of management and execution through the executive officers system, held the Board of Directors meetings and management meetings, and discussed and determined basic policy and important matters related to the Company’s execution of business activities based on scrutinized important information.

5) Systems to ensure the properness of business activities in a business group

①The Company promoted integrated sustainability promotion activities as a business group by holding Tokyu Group sustainability promotion conference.

②The Company made efforts to ensure the properness of business activities through receiving necessary reports from the subsidiaries and handling it appropriately, by holding group companies management meetings, etc., in accordance with the basic rules for group management.

③The Company made subsidiaries conduct understanding, assessment and handling of risks in accordance with the basic rules for group management, as well as promoted integrated safety management activities as a business group by holding Tokyu Group sustainability promotion conference, etc.

④The Company determined group management policy by holding Tokyu Group corporate conference, etc., as well as understood the business condition of subsidiaries, discussed and determined business plans and other matters by holding group companies management meetings, etc.

The Company discussed and reported the execution of material business activities in consolidated management at the Company’s Board of Directors meetings and management meetings as appropriate.

6）Matters related to company auditors

■	The Company deploys dedicated staffs at the Board of Company auditors secretariat in a system to support audit, makes efforts so that the company auditors can perform their duties smoothly, and respects opinions of the company auditors in their transfer.

■	The directors and executive officers, etc. regularly conduct meetings with company auditors for audits by company auditors, and make efforts for arrangement to ensure that full-time company auditors can attend management meetings and other important meetings. In addition, they made internal audit department align with company auditors so that understanding of situation becomes easy, and cooperated in the hearing and examination to the executive department of the Company and subsidiaries.

■	The Company provided information to full-time company auditors of the subsidiaries at Tokyu Group full-time company auditors meetings and the consolidated companies’ full-time company auditors meetings.

７. Basic policy related to the control of stock company

❶ Basic policy on finance and operation of the Company

In April 2000, the Company developed “Tokyu Group business plan” with an eye toward “sustainably growing Tokyu Group in 21st century”, has actively promoted group reorganization and has made efforts to overcome the financial issues. Subsequently in April 2005, the Company shifted its focus on growth strategies, made efforts to establish basis for sustainable growth, and from 2018, the Company is working on the three-year medium-term management plan with “sustainable urban development, sustainable corporate development, and sustainable human resource development” set as its basic policies.

　In addition, the Company is working on the sophistication of the group management systems, such as splitting-up of railway business into a separate company, in order to deal with changes in environment surrounding the Company’s business, as well as developing long-term management scheme in 2019 showing the management attitude and direction of growth strategies toward 2030 and the future that Tokyu Group aims at with 2050 point of view, and promoting sustainable management, dealing with resolution of social issues continuously.

　In order to promote management with such long-term perspectives and to preserve, ensure and improve the Company’s corporate value and the common interest of the shareholders, the Company considers that it is essential to carry out each of the following objectives, therefore the Company will make further efforts for their realization.

1)	To ensure company-wide promotion system that puts top priority on ensuring customer safety, as railway business in the Group is in a highly public business area
2)	To continuously make medium- to long-term investments aiming at improvement of safety and convenience, and to secure management stability that enables such investments

3)	To continue with further promotion of development of areas along the railway lines and real estate business from a long-term perspective, and to comprehensively expand the Group’s businesses such as transportation, retail and lifestyle services businesses in order to promote the movement in large areas and to revitalize towns and regions
4)	To display the Company’s strong group governance so that the Group’s each business is managed in an integrated manner from an overall optimization perspective, while being careful not to harm the interests of minority shareholders of subsidiaries

5)	To maintain and improve trustful relationships with all stakeholders that are important for the business, such as shareholders, customers, residents along the railway lines, administrative agencies, related businesses, creditors as well as employees and their families

❷ Act of acquiring large volume of shares that affects the control of the Company

　The Company’s shares are listed, and even if the purchase is aimed at acquiring large volume of the Company’s shares, it should not be denied as long as it is considered to contribute to the Company’s corporate value and the common interest of the shareholders. In addition, the Company considers that the decision of shareholders as a whole through reasonable procedures should be reflected in the end, in deciding that countermeasures should be taken against the acquisition proposal involving a transfer of control of a stock company.

　However, among the acts of acquiring large volume of shares, it is difficult to deny the existence of acquisition in an inappropriate manner or by an inappropriate person in terms of its objectives and methods, such as an acquisition that brings obvious harm to the corporate value and the common interest of the shareholders, an acquisition that may give negative effects in ensuring safety of railway business by, for example, pursuing short-term profit, or an acquisition carried out in two stages, creating a situation where failure to accept an initial purchase would be detrimental or cause such apprehension and practically forcing shareholders to sell shares. In addition, if an act of acquiring large volume of shares is proposed, it is possible that acquisition is conducted although shareholders do not have enough information to judge its properness or any alternatives.

　The Company recognizes that it is natural duties of the ones who are entrusted with the management of the Company to consider the interests of important stakeholders to the Company’s business, to protect the corporate value and the common interest of the shareholders from such acquisition, and to act to contribute to them.

　Although the Company does not believe that it is under specific threat of such an acquisition as of this moment, the Company keeps eye on transactions of its shares and changes in shareholders, as well as establishes system within the Company and clarifies the division of roles and the countermeasures to be taken, so that necessary measures can be taken to preserve, ensure and improve the corporate value and the common interest of the shareholders, with the objectivity of judgement secured, if there is a person who intends to acquire large volume of the Company’s shares.

Consolidated Statement of Shareholders’ Equity

(April 1, 2019 to March 31, 2020)

(Million yen, rounded down to the nearest million）

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at the beginning of the period	121,724	133,763	495,343	(28,506)	722,325
Changes during the period
Distribution of surplus			(13,404)		(13,404)
Profit attributable to owners of parent			42,386		42,386
Liquidation of revaluation reserve for land			(0)		(0)
Purchases of treasury stock				(10,022)	(10,022)
Sale of treasury stock		0		1,237	1,238
Changes in equity of subsidiaries owned continuously		259			259
Increase due to increase in affiliates accounted for using equity method			98		98
Changes other than those to shareholders’ equity (net)
Total changes during the period	－	259	29,079	(8,784)	20,554
Balance at the period end	121,724	134,023	524,423	(37,291)	742,880

	Accumulated other comprehensive income						Non-controlling interests	Total net assets
	Valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Revaluation reserve for land	Foreign currency translation adjustment	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at the beginning of the period	16,735	(179)	8,404	3,764	(5,816)	22,907	50,930	796,164
Changes during the period
Distribution of surplus								(13,404)
Profit attributable to owners of parent								42,386
Liquidation of revaluation reserve for land								(0)
Purchases of treasury stock								(10,022)
Sale of treasury stock								1,238
Changes in equity of subsidiaries owned continuously								259
Increase due to increase in affiliates accounted for using equity method								98
Changes other than those to shareholders’ equity (net)	(6,751)	137	2	(392)	(1,781)	(8,785)	1,680	(7,104)
Total changes during the period	(6,751)	137	2	(392)	(1,781)	(8,785)	1,680	13,450
Balance at the period end	9,983	(41)	8,406	3,371	(7,598)	14,122	52,611	809,614

Tables of Explanatory Notes on Consolidated Financial Statements

(April 1, 2019 to March 31, 2020)

1. Important Matters Forming the Basis for Preparation of Consolidated Financial Statements

(1) Matters concerning the Scope of Consolidation

(i)　Status of consolidated subsidiaries

- Number of consolidated subsidiaries	134 companies

- Names of major consolidated subsidiaries	Tokyu Railways, Izukyu Corporation, Tokyu Department Store Co., Ltd., Tokyu Store Corporation, Tokyu Hotels Co., Ltd., Tokyu Recreation Co., Ltd.

(ii)　Status of non-consolidated subsidiaries

- Names of major non-consolidated subsidiaries	Izu Higashi-kaigan Tetsudo Seibi Kabushiki Kaisha and other 2 companies

- Reason for excluding them from consolidation	They are excluded from the scope of consolidation as each of the amount of their total assets, operating revenue, net profit/loss for the current fiscal year and retained earnings (amount proportionate to the Company's equity interest) have no significant impact on the consolidated financial statements of the Company.

(iii)　Changes in the scope of consolidation

To the scope of consolidation, the Company added Tokyu Railways and Fujisan Mishima Tokyu Hotel Kabushiki Kaisha as they were newly established, Shibuya Mark City Co., Ltd. due to the increase in the Company’s holding ratio of its equity, and TF TOTAL SERVICE CO., LTD. as a result of the purchase of its shares by the Company.

(2) Matters concerning the Application of the Equity Method

(i)　Status of non-consolidated subsidiaries and affiliates to which the equity method is applied

- Number of non-consolidated subsidiaries to which the equity method is applied	2 companies
- Number of affiliates to which the equity method is applied	24 companies

- Names of major companies, etc.	Seikitokyu Kogyo Co., Ltd., Tokyu Construction Co., Ltd., Tokyu Community Corp., Tokyu Land Corporation, Tokyu Fudosan Holdings Corporation, Tokyu Livable, Inc.

(ii)　Status of non-consolidated subsidiaries or affiliates to which the equity method is not applied

- Names of major companies, etc.	Cradle Kounou Co.,Ltd and other 5 companies

- Reason for not applying the equity method	They are excluded from the scope of applying the equity method as each of the amount of their net profit/loss for the current fiscal year and retained earnings (amount proportionate to the Company’s equity interest) , etc. have no significant impact on the consolidated financial statements of the Company.

(iii)　Changes in the scope of application of the equity method

To the scope of application of the equity method, the Company added TOKYU PM Vietnam Co.,Ltd. and Data Chemistry Inc. as they were newly established, and Mt. Fuji Shizuoka Airport Co.,Ltd due to the increase in its significance.

The Company has excluded Shibuya Mark City Co., Ltd. from the scope of application of the equity method and included it to the scope of consolidation due to the increase in the Company’s holding ratio of its equity.

(3) Matter related to Accounting Standards

(i)　Valuation basis and methods for major assets

a. Securities (including investments and other assets)

Held-to-maturity bonds:	Amortized cost method (straight-line method).

Other securities
Those with fair value:	Fair value method based on the market prices, etc. as at the closing date of the fiscal year. (Valuation differences are all transferred directly to net assets. Selling costs are calculated principally by the moving average method.)
Those without fair value:	Fair value method principally by the moving average method.
Regarding investments in silent partnerships (other securities), the portion of profit and loss of the silent partnerships that belongs to the Company according to its holding ratio of the equity is accounted for as “non-operating profit and loss,” and “investment securities” are adjusted.

b. Derivatives:	Fair value method.

c. Inventories

As to land and buildings for sale in lots, the Company mainly adopts the cost method using either of the gross average method for each area or the specific identification method. As to other inventories, the Company applies the cost method using any of the specific identification method, gross average method, last purchase cost method, first-in first-out system, retail method or moving average method (all of the above, values on the balance sheet are subject to the book value reduction based on decline in profitability) depending on each business type.

(ii)　Method of depreciation of important depreciable assets

  a. Tangible fixed assets (excluding lease assets)

They are depreciated principally by the declining-balance method. Both of the declining-balance method and the straight-line method are applied to some leasing facilities of the Company and to some consolidated subsidiaries. However, the straight-line method is adopted to the Company and its consolidated domestic subsidiaries, with regard to the buildings (excluding appurtenances thereto) acquired on or after April 1, 1998 and the appurtenances to buildings and structures acquired on or after April 1, 2016.

　　　　　Their general usable life is as follows:

　　　　　Buildings and structures                         2 to 75 years

b. Intangible fixed assets (excluding lease assets)

They are depreciated by the straight-line method. Software for internal use is depreciated by the straight-line method based on the internal usable period (five years) in each company.

　　　c. Lease assets

　　　　　Lease assets related to finance lease transactions that transfers ownership

　　　　　　They are depreciated by the same method that is applied to fixed assets owned by the Company.

　　　　　Lease assets related to finance lease transactions that do not transfer ownership

　They are depreciated by the straight-line method, based on the assumption that the usable life equals the lease term and the residual value equals to zero.

　　(iii)　Treatment of deferred assets

　　　　Costs for corporate bond issuance, etc. and costs for share delivery are all expensed off as incurred.

　　(iv)　Basis for accounting for important allowances

　　　a. Allowance for doubtful accounts

To meet losses from non-performing claims such as accounts receivables and loans, the Company appropriates an estimated uncollectible amount, by considering the actual loss rate in respect of general claims and the individual possibilities of collection in respect of specific claims such as claims with a possibility of default.

　　　b. Allowance for bonuses

To appropriate the payment of bonuses to employees and directors who also serve as employees, the Company sets up based on an estimated amount of bonuses.

　　　c. Allowance for loss on collection of gift certificates

　To meet losses from collection of gift certificates, etc. after the Company ceased to account them for liabilities, the Company appropriates a collectible amount of the future based on the actual amount in the past.

　　(v)　Accounting method for assets and liabilities relating to retirement benefits

　To meet the payment of retirement benefits to employees, an amount equal to the retirement benefit obligations less pension plan assets, which is calculated by using the estimated retirement benefit obligations and pension plan assets as of the end of the consolidated fiscal year, is recorded as the assets and liabilities relating to retirement benefits. To calculate the retirement benefit obligations, the Company mainly applies the straight-line attribution in attributing expected retirement benefits to periods up to the end of the consolidated fiscal year. The actuarial differences are treated as expenses primarily based on the straight-line method for a specific period of years (15 years) not exceeding the average remaining years of the service by employees when such differences occur, from the following consolidated fiscal year. Past service costs are treated primarily based on a straight-line method for a specific period of years (15 years) not exceeding the average remaining years of the service by employees when such past service costs occur.

　The unrecognized actuarial differences and unrecognized past service costs are accounted for as the accumulated amount of adjustment for retirement benefits in the accumulated other comprehensive income and as non-controlling interests included in the net assets, after adjusted for tax consequences.

　　(vi)　Basis for translation of important assets or liabilities in a foreign currency into Japanese yen

　Monetary claims and obligations in a foreign currency are translated into Japanese yen at the spot exchange rate as at the closing date of the consolidated fiscal year, and the translation adjustment is accounted for as profit or loss. Assets and liabilities of subsidiaries or affiliates in a foreign country are translated into Japanese yen at the spot exchange rate as at the closing date of the consolidated fiscal year, and their revenue and expenses are translated into Japanese yen mainly at the average rate during the period. The translation adjustment is included in the foreign currency translation adjustment account and non-controlling interests in net assets.

　　(vii)　Special legal reserves

　Specific urban railways improvement reserve are liquidated in accordance with Article 8 of the Act on Special Measures concerning Promotion of Construction of Specified Urban Railways.

　The Company recognizes that 2,510 million yen among the specific urban railways improvement reserve will be used within a year.

　　(viii)　Treatment method of contribution for construction in railway and tramway business

　The Company, and Tokyu Railways, Izukyu Corporation and Ueda Dentetsu Company, which are consolidated subsidiaries of the Company, include the contribution for construction in the financial statements by directly deducting the amount equal to such contribution for construction from the original cost of fixed assets acquired at the time of completion of the construction. In the consolidated income statement, the amount obtained as contribution for construction is accounted for as extraordinary gains, and at the same time, the amount directly deducted from the original cost of fixed assets is included in extraordinary losses as a tax purpose reduction entry of contribution for construction. Among the costs regarding which contribution received for construction, the portion spent for constructions of temporary structures that were already removed is accounted for as operating expenses (cost for removal of fixed assets, etc.).

　　(ix)　Method of important hedge accounting

　　　a. Method of hedge accounting

　The Company uses the deferred hedge method in principle. The special method is used to account for interest rate swaps that meet the requirements of the method, and the combining method (special treatment, appropriated treatment) is used to account for interest rate currency swaps that meet the requirements for such combining method. The appropriate method is used to account for the forward exchange contracts that meet the requirements of the method.

　　　b. Hedge methods and hedge items

　　　    Hedge methods: interest rate swaps, interest rate currency swaps, forward exchange contracts

　　　    Hedge items: debts, corporate bonds in a foreign currency, debts in a foreign currency, monetary obligations in a foreign currency

　　　c. Hedge policy

　In accordance with the Company’s standard set in its business execution rules that provides for authorities concerning transactions, the Company hedges risks of interest rate and foreign exchange fluctuations. The consolidated subsidiaries also use derivative transactions in accordance with their internal rules to hedge risks of interest rate and foreign exchange fluctuations that incur mainly in their business activities.

　　　d. Method of evaluating the effectiveness of a hedge

　The Company evaluates the effectiveness of hedge methods and hedge items by considering the ratio of cash flow fluctuations for the period that has already passed.

　　(x)   Method and period of amortization of goodwill

　　       Goodwill is amortized in equal amounts for five (5) years, however, insignificant goodwill is amortized at once.

　　(xi)  Accounting treatment of consumption taxes, etc.

　　       Consumption taxes, etc. are excluded from each account subject to such taxes.

2. Changes in the Accounting Policy

(Changes in the method of presentation)

The Company transferred its railway business (including tramway business) to its wholly owned subsidiary, Tokyu Railways (the trade name was changed from Tokyu Dentetsu Bunkatsu Junbi Kabushiki Kaisha on September 2, 2019), through a company split on October 1, 2019.

Following the reorganization of the Group, in the consolidated fiscal year, operating expenses linked to each business under the Regulation on Accounting in the Railway Industry (Ministry of Transport Ordinance No. 7, February 20, 1987) were reclassified into operating expenses related to the Group management of the Company as the operating holding company and those related to Tokyu Railways, which operates the railway and tramway business. Following this change, the Company reviewed the situations of occurrence of operating expenses, which had been presented as “Operating Expenses and Cost of Sales of Transportation,” and changed the method of presentation by indicate a portion of such operating expenses as “Selling, General and Administrative Expenses.”

(Additional information)

(How to consider the impact of COVID-19 in making accounting estimates)

As for the impact of COVID-19, it is difficult to accurately predict how it will spread and when it will subside in the future. However, based on information from external sources, in the fiscal year ending March 2021, the Company assumes that the operating income and other incomes will significantly decrease until June 2020 under severe restrictions due to the declaration of the state of emergency that was issued by the government and requests from municipalities to refrain from going out, but that the situation will normalize from July 2020 to a certain timing in the fiscal year ending March 2021. On the above assumption, the Company makes accounting estimates such as the future cash flows and possibility of collection of deferred tax assets in the impairment accounting of fixed assets.

(Employee Stock Ownership ESOP Trust)

In September 2015, the Company adopted an employee incentive plan “Employee Stock Ownership ESOP Trust” for the purposes of increasing the Company’s corporate value over the medium-to-long term and enhancing benefits to employees.

   (1)  Outline of the Transaction

An ESOP trust is a trust-type employee incentive plan that applies the structure of employee stock ownership plan, with reference to the ESOP (Employee Stock Ownership Plan) system used in the U.S. Its purpose is to improve the savings system that promotes asset formation of employees (and to enhance the employee benefit system) by using the Company shares.

The Company has established a trust the beneficiaries of which are employees who are members of the “Employee Stock Ownership Plan of Tokyu Group” (the “Stock Ownership Plan”) and meet certain requirements. During a specified purchasing period, the trust purchases the Company shares in an amount expected to be acquired by the Stock Ownership Plan over a certain period. After the purchase, the trust will sell these shares to the Stock Ownership Plan on a certain day of every month. If there is a trust income due to a rise in the stock price at the end of the trust, money will be distributed to employees who are beneficiaries according to the contribution ratio of each. If there is a loss on sale due to a decline in the stock price and a debt remains relating to the trust property, the Company will repay such debt to the bank in a lump sum in accordance with the guarantee clause in the loan agreement, and the employees will not pay any additional amount.

(2)  The Company Shares Held in the ESOP Trust

The Company shares held in the ESOP trust are accounted for as treasury stock in net assets by their carrying amount under the trust (excluding the amount of any associating costs). The carrying amount and number of such treasury stock are 143 million yen and 85,000 shares, respectively in the consolidated fiscal year.

(3)  Carrying Amount of Debts that were Accounted for as a Result of Applying the Gross Price Method

Not applicable.

3. Notes to Consolidated Balance Sheet

(1) Pledged Assets and Secured Obligations

　　(i)　Amount of pledged assets

Land and buildings for sale in lots	101	million yen
Buildings and structures	385,473	million yen
Machinery, equipment and vehicles	59,668	million yen
Land	131,915	million yen
Investment securities (Note 1)	5,627	million yen
Others	15,587	million yen
Total	598,372	million yen

(Note 1) The investment securities are provided as security in order to secure short-term debts of 4,820 million yen and long-term debts of 137,571 million yen of the parties to which the Company had invested.

(Note 2) In addition to the above, the following asset, which has been eliminated in the consolidating procedures, is pledged as collateral.

Shares of subsidiaries	357	million yen

　　(ii)　Secured obligations

Short-term debt	12,884	million yen
Long-term debt	59,412	million yen
Others	3,556	million yen
Total	75,853	million yen

(2)	Accumulated depreciation of tangible fixed assets	1,225,168	million yen
(3)	Guarantee obligations, etc.
	Debt guarantee for companies and entities outside the corporate group	74	million yen
	Contingent liabilities relating to the debt assumption agreement of corporate bonds	10,000	million yen
(4)	Accumulated amount of subsidies received for construction that was directly deducted from the purchase price of fixed assets	213,811	million yen

４. Notes to Consolidated Statement of Shareholders’ Equity

(1) Matters related to total number of shares issued

Type of shares	Number of shares at the beginning of the consolidated fiscal year (thousand shares)	Increase in the number of shares during the consolidated fiscal year (thousand shares)	Decrease in the number of shares during the consolidated fiscal year (thousand shares)	Number of shares at the end of the consolidated fiscal year (thousand shares)
Common stock	624,869	－	－	624,869

(2) Matters related to treasury stock

Type of shares	Number of shares at the beginning of the consolidated fiscal year (thousand shares)	Increase in the number of shares during the consolidated fiscal year (thousand shares)	Decrease in the number of shares during the consolidated fiscal year (thousand shares)	Number of shares at the end of the consolidated fiscal year (thousand shares)
Common stock (Note)	16,939	4,653	734	20,858

(Notes)(1)  The number of shares at the beginning of the consolidated fiscal year includes 1,129 thousand Company shares held by the employee stock ownership plan trust account and the executive compensation trust account.

(2)  The number of shares at the end of the consolidated fiscal year includes 395 thousand Company shares held by the employee stock ownership plan trust account and the executive compensation trust account.

(3)  The breakdown of the increase in the number of treasury stock is as follows:

(i)	Increase due to the market purchase authorized by resolution of the Board of Directors	4,641	thousand shares
(ii)	Increase due to the purchase of fractional shares	11	thousand shares

(4) The breakdown of the decrease in the number of treasury stock is as follows:

(i)	Decrease due to the sale of shares in the employee stock ownership plan trust account	724	thousand shares
(ii)	Decrease due to the share issuance in the executive compensation trust account	9	thousand shares
(iii)	Decrease due to the request for additional purchase by shareholders of fractional shares	1	thousand shares

(3) Matters related to distribution of surplus

(i) Dividend payments, etc.

(Resolution)	Type of shares	Total dividends (million yen)	Dividend per share (yen)	Record date	Effective date
June 27, 2019 Annual General Meeting of Shareholders	Common stock	(Note 1) 6,093	10.0	March 31, 2019	June 28, 2019
November 11, 2019 Board of Directors meeting	Common stock	(Note 2) 7,311	(Note 3) 12.0	September 30, 2019	December 3, 2019

(Note 1) Total dividends include dividends of 11 million yen paid to the employee stock ownership plan trust account and the executive compensation trust account.

(Note 2) Total dividends include dividends of 9 million yen paid to the employee stock ownership plan trust account and the executive compensation trust account.

(Note 3) Dividend per share includes commemorative dividend of 2.0 yen.

(ii) Dividends whose record date belongs to the current consolidated fiscal year but become effective in the following consolidated fiscal year

(Planned date of resolution)	Type of shares	Total dividends (million yen)	Dividend payment fund	Dividend per share (yen)	Record date	Effective date
June 26, 2020 Annual General Meeting of Shareholders	Common stock	(Note) 6,651	Retained income	11.0	March 31, 2020	June 29, 2020

(Note) Total dividends include dividends of 4 million yen paid to the employee stock ownership plan trust account and the executive compensation trust account.

５. Notes on Financial Instruments

(1) Matters related to status of financial instruments

The Company and its consolidated subsidiaries raise funds mainly by borrowing the required money from financial institutions or by issuing corporate bonds according to the capital expenditure plan of each business including the railway and tramway business. Only surplus funds are utilized for fund management, and are managed with the principal guaranteed or with similar instruments. Derivatives are used to hedge risks that are described below, and are not used for speculative trading.

Pursuant to internal regulations, we are attempting to reduce the credit risks attributable to customers relating to trade notes and accounts receivable. Additionally, securities and investment securities are mainly stocks, and we regularly review the fair value and the financial position of the issuer.

Debts and corporate bonds are mainly used for capital expenditures and working capital. With regard to interest volatility risks of some long-term debts, interest rate swaps are used to fix interest payments, and interest rate currency swaps are used for foreign currency-denominated long-term debts and foreign currency-denominated corporate bonds associated with foreign exchange fluctuation risks and interest volatility risks, in order to fix principal and interest payments. Earthquake derivatives are also used to hedge income fluctuation risks associated with earthquake incidents. Derivative transactions are executed and managed in accordance with the internal regulations.

(2) Matters related to fair values of financial instruments

The amount reported in the consolidated balance sheet, fair values and differences between them as of March 31, 2020 are as follows:

Million yen

	Amount reported in the consolidated balance sheet	Fair value	Difference
(1) Cash and deposits	59,389	59,389	－
(2) Trade notes & accounts receivable	154,176
Allowance for doubtful accounts (*1)	(1,195)
	152,981	152,981	－
(3) Securities and investment securities
Held-to-maturity bonds (*2)	10	10	0
Affiliate securities	109,210	73,844	(35,366)
Other securities	41,685	41,685	－
Total Assets	363,277	327,911	(35,366)
(1) Trade notes & accounts payable	103,082	103,082	－
(2) Short-term debt (*3)	299,235	299,235	－
(3) Commercial papers	50,000	50,000	－
(4) Corporate bonds (*2)	245,090	252,176	7,086
(5) Long-term debt (*4)	556,684	574,699	18,015
Total Liabilities	1,254,092	1,279,194	25,101
Derivatives (*5)	(0)	(0)	－

(*1) Allowance for doubtful accounts corresponding to trade notes & accounts receivable is deducted.

(*2) Includes bonds to be redeemed within one year.

(*3) Does not include portions of long-term debts payable within one year.

(*4) Includes debt payable within one year.

(*5) Net positive and negative balances that arose from derivative transactions are presented on a net basis, and the item that is net debts in total is presented in brackets.

(Note 1) Matters related to calculation of fair value of financial instruments and securities and derivative transactions

Assets

(1) Cash and deposits, and (2) trade notes & accounts receivable

Fair values of these are based on book values, which are proximate to fair values, as they are settled in a short period of time.

(3) Securities and investment securities

Fair values of affiliated companies’ stocks and other securities are based on the prices on securities exchanges, and those of bonds are based on the quoted price obtained from relevant financial institutions.

Liabilities

(1) Trade notes & accounts payable, (2) short-term debt and (3) commercial papers

Fair values of these are based on book values, which are proximate to fair values, as they are settled in a short period of time.

(4) Corporate bonds

Fair values of corporate bonds are calculated based on market prices (if any). Fair values of corporate bonds with no available market price are calculated based on the present value of the total amount of principal and interest (*) discounted by the interest rate that would be charged when similar corporate bonds were newly issued.

(*) For corporate bonds that are treated together with interest rate currency swaps (special treatment, appropriated treatment) (refer to Derivative transactions below), the total amount of principal and interest at the rate of such interest rate currency swaps.

(5) Long-term debt

Fair values of long-term debts with floating interest rates are based on book values, which would be approximate to fair values, as they reflect market interest rates within a short period of time. Fair values of long-term debts with fixed interest rates are calculated based on the present value of the total amount of principal and interest (*) discounted by the interest rate that would be charged for a new similar borrowing.

(*) For long-term debts that are subject to special treatment of interest rate swaps or are treated together with interest rate currency swaps (special treatment, appropriated treatment) (refer to Derivative transactions below), the total amount of principal and interest at the rate of such interest rate swaps and interest rate currency swaps.

Derivative transactions

Fair values of derivative transactions are calculated based on the quoted price and the like obtained from relevant financial institutions. With regard to derivative transactions that are subject to special treatment of interest rate swaps or are treated together with interest rate currency swaps (special treatment, appropriated treatment), their fair values are included in those of corporate bonds and long-term debts to be hedged, because they are accounted for as an integral part of hedged items (refer to (4) Corporate bonds and (5) Long-term debt above).

(Note 2) Unlisted stocks (amount reported in the consolidated balance sheet: 25,312 million yen) are not included in “(3) Securities and investment securities” because it is deemed extremely difficult to evaluate their fair values because they do not have market prices and future cash flow cannot be estimated.

Earthquake derivatives (amount reported in the consolidated balance sheet: 291 million yen) are not included in “Derivative transactions” because it is deemed extremely difficult to evaluate their fair values because they do not have market prices and future cash flow cannot be estimated.

６. Notes on Rental and Other Real Estate

(1) Matters related to status of rental and other real estate

The Company and some of its consolidated subsidiaries own office buildings to rent, commercial facilities to rent, rental housing and the like in the areas served by the Company’s railway lines in Tokyo and Kanagawa and other areas.

(2) Matters related to fair value of rental and other real estate

Million yen

Amount reported in the consolidated balance sheet	Fair value
605,049	1,202,993

(Note 1) The amount reported in the consolidated balance sheet is the amount of the cost of acquisition less accumulated depreciation.

(Note 2) The fair value at the end of the consolidated fiscal year has mainly been calculated by the Company based on the “real estate appraisal standards” (including those adjusted using relevant indexes), while the fair values of some major properties are based on the real estate appraisal determined by real estate appraisers, etc.

(Note 3) Real estates under development are not included in the above table because it is extremely difficult to determine their fair values.

７. Notes on Per Share Information

(1)	Net assets per share	¥1,253.29
(2)	Net income per share	¥69.88

８. Notes on Major Subsequent Events

Not applicable

９. Other Notes

(1) Impairment losses

For the calculation of impairment losses, the Company grouped its assets by the smallest grouping unit that generates independent cash flow separately, in general, from the cash flow generated from other assets or asset groups. As a result, for the fixed asset groups for which the fair value has decreased conspicuously compared to the book value due to the continuous decline in land prices, and the fixed asset groups that continue to report loss from operating activities (a total of 97 groups), the book values are reduced to their recoverable values during the consolidated fiscal year, and such reduction is recorded as impairment loss (7,326 million yen) under extraordinary losses.

*Breakdown of impairment losses by area

∙ Tokyo metropolitan area	6,351 (of which, land: 2 , buildings & structures: 4,374, others: 1,974) million yen
∙ Chubu and Hokuriku area	528 (of which, land: － , buildings & structures: 439, others: 89) million yen
∙ Kinki area	52 (of which, land: － , buildings & structures: 29, others: 23) million yen
∙ Others	393 (of which, land: － , buildings & structures: 29, others: 363) million yen

(2) Business combination

(Transaction under common control and the like)

(i) Outline of the transaction

a. Name of the business and details of the business subject to the transaction

The Company’s railway business (including tramway business)

b. Date of business combination

October 1, 2019

c. Legal form of business combination

Spin-off (bunsha-gata) absorption-type company split with the Company as the splitting company and Tokyu Railways (the trade name was changed from Tokyu Dentetsu Bunkatsu Junbi Kabushiki Kaisha on September 2, 2019) as the successor company.

d. Corporate name after the business combination

Tokyu Corporation and Tokyu Railways

e. Other matters related to the outline of the transaction

The purpose of the transaction is to promote the optimization of the management system of the railway operations, which are the Company’s core business, and, as the operating holding company, the Company intends to take on the development function and the asset portfolio management function, and to define its role in promoting growth strategy.

(ii) Outline of the accounting implemented

This transaction was processed as transaction under common control pursuant to the “Accounting Standard for Business Combination” and the “Application Guideline for Accounting Standard for Business Combination and Accounting Standard for Business Separation”.

(3) Segment information

(Million yen, rounded down to the nearest million)

Reported segment	Operating revenue	Operating profit
Transportation	213,647	27,018
Real Estate	210,175	29,000
Life Service	707,995	13,411
Hotel and Resort	96,125	(1,495)
Total	1,227,944	67,934
Adjustments	(63,700)	825
Amount posted in the consolidated financial statements	1,164,243	68,760

(Matters related to change in reported segment)

The Company transferred its railway business (including tramway business) to its wholly owned subsidiary, Tokyu Railways (the trade name was changed from Tokyu Dentetsu Bunkatsu Junbi Kabushiki Kaisha on

September 2, 2019), through a company split on October 1, 2019.

Following the reorganization of the Group, in the consolidated fiscal year, operating expenses linked to each business under the Regulation on Accounting in the Railway Industry (Ministry of Transport Ordinance No. 7, February 20, 1987) were reclassified into operating expenses related to the Group management of the Company as the operating holding company and those related to Tokyu Railways, which operates the railway and tramway business. The reclassification has affected the operating expenses allocated to each business. In addition, the Company owns rental and other real estate as the operating holding company and is responsible for the development function and the asset portfolio management. To pursue the growth strategy, the Company classified asset management categories with Tokyu Railways. In relation to this change, the classifications of expenses associated with assets, including depreciation and taxes have changed.

The segment information of the previous consolidated fiscal year that incorporates such change in reported segment is as follows:

(Million yen, rounded down to the nearest million)

Reported segment	Operating revenue	Operating profit
Transportation	213,602	35,161
Real Estate	203,363	28,365
Life Service	703,183	14,546
Hotel and Resort	99,925	3,213
Total	1,220,074	81,286
Adjustments	(62,633)	684
Amount posted in the consolidated financial statements	1,157,440	81,971

End

Business Report (From April 1, 2019 to March 31, 2020)

　1　 Current Situation in the Group

1. Progress and Results of the Business

During the current fiscal year, the Japanese economy was on a moderate recovery trend, partly due to the effects of various policies, as the employment and income environment continued to improve. However, the impact of COVID-19 that occurred in the winter on the global economy was significant, and we continued to face severe situations, with social and corporate activities being restricted.

Amid these economic environment, the Company (including its consolidated subsidiaries) has promoted its three-year mid-term management plan, “Make the Sustainable Growth”. By strengthening existing businesses and offices located outside Tokyu’s railway lines, as well as aggressively entering new business areas where the Company can make the most of its strengths, we aim to become a corporate group that continues to grow even in rapid changes in society.

The Company changed its trade name to “Tokyu Corporation” in September 2019 and spun off its railway and tramway business in October to start its operations as “Tokyu Railways”. The Company will continue to respond swiftly to changes in the environment surrounding its businesses and promote growth strategies by expanding its business through the creation of new added value.

Operating revenue for the current fiscal year recorded 1,164.243 billion yen (+0.6% YoY), mainly due to solid performance in the Company’s real estate leasing business following the opening of Shibuya Scramble Square and Minami-machida Grandberry Park. However, a decrease in consumer demand with the spread of COVID-19, as well as a decrease in the number of users in the transportation business due to people voluntarily refraining from going outside, and a significant decrease in hotel occupancy rates in the hotel and resort business, resulted in operating profit of 68.76 billion yen (-16.1% YoY), Recurring profit of 70.925 billion yen (-13.4% YoY), and profit attributable to owners of parent of 42.386 billion yen (-26.7% YoY).

Management Indicators

※The projected figures for the fiscal year ended March 31, 2021 (FY2020) indicated on this page represent the figures at the time of the announcement of the medium-term management plan (March 2018). Forecasts for the fiscal year ended March 31, 2021 has not been determined at this time because the future revenue trend, etc. is extremely uncertain due to the impact of COVID-19.

Progress and Results of the Business

The overall passengers carried by the Company and Tokyu Railways were 1,187 million, a decrease of 0.2% from FY2018. While commuter revenue increased 0.5% in part due to ongoing population growth along Tokyu lines, non-commuter revenue decreased 1.2% due to a decline in patronage following the spread of COVID-19, resulting in higher revenue but lower profit.

New rolling stock 3020 series of Meguro Line

Ensuring of travel safety and stability and improvements in safety and convenience

As well as striving to ensure travel safety and stability by strengthening its accident prevention and early recovery systems, Tokyu Railways is working to alleviate congestion and improve convenience and comfort such as by revising train schedules, implementing initiatives encouraging off-peak travel, and introducing new rolling stock.

In March 2020, we completed installation of platform screen doors and fixed platform barriers equipped with sensors at 100% of stations (excluding Setagaya Line and Kodomonokuni Line), resulting in a significant reduction in falls from platforms. In addition, in order to improve security on trains, we will install security cameras, such as the IoTube security cameras with integrated LED fluorescent lamps, in all carriages owned by Tokyu Railways by around July 2020.

Platform screen doors at Saginuma Station,
Den-en-toshi Line

Other initiatives in the transportation business

In addition to conducting a demonstration testing of a secondary integrated transportation service, “tourism-type MaaS”, in Izu area, the Group has been engaged in the airport management business since fiscal 2016, leveraging our expertise in transportation infrastructure management and regional development.

About Sendai International Airport Co.,Ltd., in part due to having launched new routes, the number of passengers increased by 2.9% from fiscal 2018 to 3.71 million, a record high for the third consecutive year. In addition to our participation in the management of Mt. Fuji Shizuoka Airport Co.,Ltd. since April 2019, in October 2019, Hokkaido Airports Co.,Ltd., of which the Company is a shareholder, signed a project agreement for the operation of seven airports in Hokkaido, and from June 2020, and will gradually begin the management business at each airport.

Sendai International Airport

 Progress and Results of the Business

In real estate leasing business of the Company, while revenue increased in part due to the new openings of Shibuya Scramble Square and Minami-machida Grandberry Park, profit decreased in part due to an increase in the opening expenses for the new properties.

Shibuya Scramble Square

 Redevelopment projects in the Shibuya Station area

Seeking to turn Shibuya into an “entertainment city” that continues to showcase new businesses and culture to the world, we are working together with other parties to drive large-scale redevelopment projects in the station area.

In November 2019, we opened “Shibuya Scramble Square”, the tallest complex in the Shibuya area at approximately 230 meters and with 47 levels above ground. This large-scale complex comprises a total of 213 commercial facilities, “SHIBUYA QWS” – a co-creation facility that creates new value through cross-disciplinary initiatives such as in partnership with universities and companies-offices, and “SHIBUYA SKY” – a observation deck facility with one of Japan’s largest rooftop observation decks. Visitors to Shibuya Scramble Square topped 6 million in the first three months of opening.

SHIBUYA SKY observation deck

facilities© Shibuya Scramble

 Promotion of community development in areas along Tokyu’s railway lines

In addition to creating new, attractive sites in areas served by Tokyu’s railway lines, striving to revitalize the city and improve the value of those areas, we are also working to further improve convenience and comfort for everyone living along Tokyu lines.

In November 2019, we opened the “Minami-machida Grandberry Park” which the Company has been working on in cooperation with Machida City. In just the first two weeks of opening, the number of visitors topped 1 million. We will continue to create new attractions of the city as a new lifestyle center where the nature and bustling activity are combined, through the integrated development of commercial facilities, a station and a park.

Minami-machida

Grandberry Park

Progress and Results of the Business

Revenue increased in part due to strong screenings of box-office hits at Tokyu Recreation Co., Ltd., and an increase in new customers at Tokyu Power Supply Co., Ltd., but profits were down due to the effects of the consumption tax hike on Tokyu Department Store Co., Ltd., and other subsidiaries, as well as the impact of shortened business hours and cooler consumer sentiment as a result of typhoons, floods and the spread of COVID-19.

109 Cinemas Grandberry Park

Initiatives in the life services business

In conjunction with the opening of the “Grandberry Park” commercial facilities, Tokyu Recreation Co., Ltd., opened “109 Cinemas Grandberry Park”. We are working to enhance the theater’s facilities and services, including installation of a state-of-the-art screening system.

Tokyu Foodshow EDGE

At Tokyu Power Supply Co., Ltd., the total number of applications for electricity and gas was about 354,000 as of March 31, 2020, an increase of about 108,000 from FY 2018.

In June 2019, six parties comprising the Company, four IT companies based in Shibuya, and the Shibuya City Board of Education launched a project supporting programming education at public elementary and junior high schools in Shibuya-ku.

Initiatives in the retails business

In addition to promoting structural reform to respond to market changes, we are also proceeding to develop new types of business that address diversified customer needs.

At Tokyu Department Store Co., Ltd., as part of the Shibuya redevelopment, we closed the Tokyu Toyoko Store, which had been valued by customers for 85 years. Ahead of closing this store, we opened a number of new types of stores in “Shibuya Scramble Square” and other locations offering food, cosmetics, sundries, and other goods. At “SHIBUYA 109”, we achieved a record number of visitors following the remodeling of stores in April 2019 in celebration of its 40th anniversary.

As for Tokyu Store Chain Co., Ltd., the new type of smaller store set up inside Futako-Tamagawa Station in November 2019 is performing well, and through the development of business types, we will continue to expand new areas where stores could be opened.

SHIBUYA 109

Progress and Results of the Business

As of March 31, 2020, revenue and profit both decreased due mainly to the decline in patronage at Tokyu Hotels Co., Ltd., which operates 36 directly managed hotels, as a consequence of the spread of COVID-19.

At Tokyu Hotels Co., Ltd., we are proceeding to open new hotels to meet the diversifying demand for accommodation, and are working to strengthen our competitiveness such as by improving brand power. In November 2019, we opened “Osaka Excel Hotel Tokyu”.

Osaka Excel Hotel

Other initiatives

Overseas business development

The Company is developing its overseas business, mainly in Vietnam, Thailand and Western Australia, by making use of the town development know-how it has cultivated over many years. In Vietnam, we are engaged in urban development in Binh Duong Province. We completed the construction of a high-rise condominium “The VIEW” and started sales of “SORA gardens II”. We also started operations of a general real estate management company with Tokyu Community Corp. in Ho Chi Minh City. In Bangkok, Thailand, a condominium unit “taka HAUS” was completed in August 2019 and a condominium unit “THE BASE SUKHUMVIT 50” was completed in November of the same year.

SORA gardens II
(Image)

Initiatives toward a sustainable company and society

As initiatives toward a sustainable company and society, we will put further effort into contribution to local communities through public interest incorporated foundations and educational institutions including “Tokyu Foundation”, international exchanges, the environment, culture and education, in addition to various initiatives in business activities such as the participation in “RE 100”, an international initiative to procure 100% of the electricity used in business from renewable energy sources and achieve zero CO2 emission, and further contribute to solving social issues.

Tokyu Foundation
Research grant presentation ceremony

2. Problems to be coped with

Three-year medium-term management plan “Make the Sustainable Growth”

The Company will celebrate its 100 year anniversary in fiscal 2022. The three-year period of this plan (2018 – 2020) is the period during which we will evolve into Tokyu Group that creates new added value while laying the foundation for the next 100 years. With the aim of achieving sustainable growth, we have formulated three basic policies and will steadily promote the five key initiatives under those basic policies.

Basic Policies (Three Sustainability) and Five Key Initiatives

Sustainable “urban development”   Sustainable “corporate development”   Sustainable “HR development”

     Perspective on the society      Perspective on the society      Perspective on the society

Rise to the challenge of new types of urban development and continue to focus on urban development and regeneration Continue to provide added value to stakeholders (customers, shareholders, business partners, etc.) Support HR development in society through childcare, education and cultural activities

Perspective within the organization Perspective within the organization Perspective within the organization

Inherit the urban development DNA that has flowed through veins of the Company for 100 years Achieve development and growth of business adapted to  the changing environment and social needs Develop management human resources, foster a climate for the creation of innovation, hand down technology, and strengthen diversity and health management

Long-term Management Initiative

Ever since our foundation, the Company has been striving to solve social issues through “urban development” based on its railway business, and the entire Group is currently engaged in the redevelopment of Shibuya.

On the other hand, globalization and digitalization in the society has been proceeding at an accelerated pace, and our business environment is undergoing significant changes like never before, including the actualization of climate change risks. In this environment, we have quickly worked on the “enhancement of the group management system” including the spin-off of the railway business, and in September 2019, formulated a “long-term management initiative” which clarifies the “Tokyu’s visions of the future” and the “direction in which Tokyu will go”. This long-term management initiative addresses the “material sustainability themes” formulated taking SDGs into account, and states growth strategies such as “area strategy” and “business strategy” toward “Creating a beautiful living environment for our future”.

However, the recent spread of COVID-19 has significantly affected the Group and we believe that the business environment will change significantly compared to the time when the long-term management initiative was formulated. Under such circumstances, the Group will continue in its endeavors, evolving strategies to adapt quickly to changes in lifestyle and social issues which COVID-19 will bring, while maintaining our vision for the future. Based on the value standard of “Toward a Beautiful Age - Tokyu Group” which is the slogan of the Tokyu Group, we will fulfill the Company’s social responsibility to support public transportation and life infrastructure toward “Creating a beautiful living environment for our future”.

Group slogan
Toward a Beautiful Age - Tokyu Group
Group slogan
Sustainable management
Material sustainability themes
Safety & Security
Urban Development
Low-carbon, Recycling-based Society
Quality of Living Environment
HR Development
Corporate Governance & Compliance
Sustainable management
Long-term management initiative
- Creating a beautiful living environment for our future -
Areas served by Tokyu's Lines
Shibuya
Tama Den-en-toshi
Key areas in the areas served by Tokyu's railways lines
Areas not served by Tokyu's Lines
Other areas in Japan and overseas
Transportation infrastructures
Urban development
Retail business Lifestyle service business
Hospitality
Area strategy
Business strategy
Target management Indicators
Contribution to society
Challenges for the future
Long-term management initiative

Area Strategy

Dividing our business areas into four, we will develop and implement strategies according to the characteristics and growth potential of each area.

Business Strategy

We will develop strategies for each business, and by combining them with area strategies, we aim to achieve both business growth and the resolution of social issues.

Transportation Infrastructure Business (Transportation Segment) Pursuing safety in our railway business, realizing both public welfare and profitability at a high level
Urban Development Business (Real Estate Segment) Achieving both the resolution of social issues and business growth through promoting urban development that is unique to Tokyu

Lifestyle Service Business (Life Services Segment)

Implementing management that is oriented toward consumers and users ahead of diversified customer needs and changes in lifestyle

Retail Business (Life Services Segment)

Provision of new experiences to customers and improving productivity by introducing new technologies

Hospitality Business (Hotel and Resort Segment) Strengthening brand competitiveness in the hotel business

*This is an excerpt from our area strategies and business strategies.

Contribution to Society

We will continue to engage in social contribution activities while solving social issues through our business activities.

Challenge for the future	- Visions for the Future with a View of 2050 -

We will achieve the development of “A City Adored by People around the World” by providing social values originally created by Tokyu.

3. Status of capital Expenditures

Capital expenditures in the Group during the current fiscal year totaled 205.29 billion yen. Major expenditures were as follows:

Business Segment Details of major capital expenditures
Transportation business

Tokyu Railways:

Installation of platform screen doors, introduction of new rolling stocks “Series 2020” and “Series 3020”, introduction of digital ATC (automatic train control device), and installation of 3D railroad-crossing obstacle detectors

Real estate business	The Company: Shibuya Scramble Square Minami-machida Grandberry Park Aoyama Oval Building Land readjustment project around Shibuya Station

4. Status of financing arrangements

The Company made borrowings as necessary, in addition to 25 billion yen in corporate bonds and 14 billion yen in syndicated loans, to be used for equipment funds, repayment of borrowings, and redemption of corporate bonds for the current fiscal year.

For the purpose of improving the fund efficiency of the Company and its subsidiaries, TOKYU FINANCE AND ACCOUNTING CO.,LTD., a subsidiary of the Company, has concluded loan commitment line agreements with financial institutions with a total amount of 60 billion yen.

At the end of the current fiscal year, the balance of consolidated interest-bearing debt including corporate bonds and borrowings was 1,151.01 billion yen, an increase of 84.588 billion yen from the end of the previous fiscal year.

5. Status of the business transfer, absorption-type company split or incorporation-type company split

Based on the absorption-type company split agreement that was approved and concluded at the 150th Annual General Meeting of Shareholders held on June 27, 2019, the Company transferred its transportation business (including the railway business) to Tokyu Railways (trade name changed from Tokyu Dentetsu Bunkatsu Junbi Kabushiki Kaisha as of September 2, 2019) being a succeeding company through an absorption-type company split.

6. Status of assets, and profit and loss

In accordance with laws and regulations and Article 15 of the Articles of Incorporation, information available on the Company’s website (https://www.tokyu.co.jp/).

7. Status of significant subsidiaries

Business segment	Company name	Share capital (million yen)	Ownership ratio (%)	Principal business
Transportation infrastructure business	Tokyu Railways	100	100.00	Railway business
	Tokyu Bus Corporation	3,300	100.00	Bus business
Real estate business	Tokyu Facility Service Co., Ltd.	100	100.00	Real estate management business
Life service business	Tokyu Department Store Co., Ltd.	100	100.00	Department store operations
	Tokyu Store Chain Co., Ltd.	100	100.00	Chain store operations
	Tokyu Malls Development Corporation	1,550	100.00	Shopping center operations
	its communications Inc.	5,294	100.00	Cable television business
	Tokyu Agency Inc.	100	98.53	Advertising agency services
	Tokyu Recreation Co., Ltd.	7,028	50.11	Audiovisual business
Hotel and resort business	Tokyu Hotels Co., Ltd.	100	100.00	Hotel business

(Note)	1.	Ownership ratios include shares held by subsidiaries.

2.	The Company has 134 consolidated subsidiaries (increase of 4 companies from the previous year) including the above 10 companies, and 26 equity-method affiliates (increase of 2 companies from the previous year).

8. Main business and business locations, etc.

In accordance with laws and regulations and Article 15 of the Articles of Incorporation, information available on the Company’s website (https://www.tokyu.co.jp/).

9. Status of employees

In accordance with laws and regulations and Article 15 of the Articles of Incorporation, information available on the Company’s website (https://www.tokyu.co.jp/).

10. Status of major lenders

In accordance with laws and regulations and Article 15 of the Articles of Incorporation, information available on the Company’s website (https://www.tokyu.co.jp/).

2	Status of the Company

1. Share Overview

❶ Authorized shares	900,000,000	shares

❷ Shares outstanding	624,869,876	shares	(of which treasury shares: 20,207,910 shares)

❸ Number of shareholders	82,468		(increase of 4,027 from the end of the previous fiscal year)

❹ Major shareholders
Name	Number of shares	Ratio of shares held to total shares
	(thousand shares)	(%)
The Master Trust Bank of Japan, Ltd. (Trust Account)	42,658	7.05
The Dai-ichi Life Insurance Company, Limited	36,155	5.98
Japan Trustee Services Bank, Ltd. (Trust Account)	28,188	4.66
Nippon Life Insurance Company	23,527	3.89
Sumitomo Mitsui Trust Bank, Limited	22,395	3.70
Japan Trustee Services Bank, Ltd. (Trust Account 5)	10,286	1.70
Mitsubishi UFJ Trust and Banking Corporation	9,993	1.65
Mizuho Bank, Ltd.	9,906	1.64
MUFG Bank, Ltd.	9,845	1.63
Taiyo Life Insurance Company	9,566	1.58
(Note)	1．The top 10 shareholders are shown. The ratio of shares held to total shares is calculated after subtracting treasury stock from total number of outstanding shares.
2．Although the Company owns 20,207,000 shares of treasury shares, it is not included in the above major shareholders.

❺ Other important matters concerning shares

　With respect to purchase of treasury shares under the provisions of Article 156 of the Companies Act as applied by replacing terms of Article 165, Paragraph 3 of the Companies Act, the Company’s Board of Directors has resolved on November 11, 2019, to acquire 4,641,600 ordinary shares of treasury shares from November 12, 2019 to December 30, 2019 at a total of 9,999,912,103 yen, to improve capital efficiency and implement a flexible capital policy.

２. Status of Officers

❶ Status of Directors and Audit & Supervisory Members

Outside Director	Outside Directors	Independent Director	Independent Directors registered at the Tokyo Stock Exchange

Position	Name	Responsibilities	Significant concurrent positions
Chairman of the Board & Representative Director	Hirofumi Nomoto	Responsible for Business Administration	Director of Tokyu Fudosan Holdings Corporation Director of TOKYU RECREATION CO., LTD. Outside Director of TOEI COMPANY, LTD. Outside Director of Mitsubishi UFJ Financial Group, Inc.
Representative Director & President	Kazuo Takahashi	Responsible for Business Administration
Representative Director & Vice President	Masao Tomoe	Responsible for Business Administration, Corporate Affairs Headquarters, Human Resources Headquarters and Tokyu Hospital	Outside Director of TOKYU CONSTRUCTION CO., LTD.
Director & Senior Managing Executive Officer	Toshiyuki Hoshino	Responsible for Hospitality Business Unit and International Business Strategy Headquarters
Director & Managing Executive Officer	Toshiyuki Ichiki	Responsible for Transportation Infrastructure Unit and Lifestyle Service Business Unit
Director & Managing Executive Officer	Hirohisa Fujiwara	Responsible for Corporate Planning Headquarters and Finance & Accounting Strategy Headquarters, Executive General Manager of Corporate Planning Headquarters	Outside Director of Gurunavi, Inc.
Director & Managing Executive Officer	Toshiyuki Takahashi	Responsible for Urban Development Unit and Shibuya Development Unit
Director & Executive Officer	Setsu Hamana	Responsible for Building Management Unit, Executive General Manager of Building Management Headquarters
Director & Executive Officer	Masahiro Horie	Responsible for Retail Business Unit, Executive General Manger of Retail Business Headquarters
Director & Executive Officer	Jun Murai	Executive General Manager of Human Resources Headquarters
Director & Corporate Consultant	Isao Watanabe

Position	Name	Responsibilities	Significant concurrent positions
Director	Keiichi Konaga		President of Human Resources Training Center Japan
Director	Kiyoshi Kanazashi		Chairman of Tokyu Fudosan Holdings Corporation Director of TOKYU RECREATION CO., LTD.
Director	Reiko Kanise		Representative Director of LENAJAPON INSTITUTION CO., LTD. Representative Director of Kei Associates Inc.
Director	Kunie Okamoto		Advisor of Nippon Life Insurance Company Outside Director of Kintetsu Group Holdings Co., Ltd. Outside Director of Daicel Corporation
Audit & Supervisory Board Member	Takehiko Shimamoto
Audit & Supervisory Board Member	Naohisa Akimoto
Audit & Supervisory Board Member	Kunio Ishihara

Advisor of Tokio Marine & Nichido Fire Insurance Co., Ltd.

Outside Director of Japan Post Holdings Co. Ltd.

Outside Director and Audit and Supervisory Committee Member of Nikon Corporation

Outside Audit & Supervisory Board Member of Mitsubishi Research Institute, Inc.

Audit & Supervisory Board Member	Taku Matsumoto		Founding Partner of Yebisu Matsumoto Law Office Outside Director of THE NIPPON ROAD Co., Ltd.

(Note) 1. Changes in directors are as follows:

●On June 27, 2019, Directors Mr. Fumiaki Shiroishi and Mr. Tsuneo Kihara retired due to the expiration of their term of office.

●On March 27, 2020, Mr. Katsutoshi Saito resigned from his position as Audit & Supervisory Board Member. He had concurrent positions as Special Advisor of The Dai-ichi Life Insurance Company, Limited, Outside Director of Imperial Hotel, Ltd. and Outside Auditor of Asahi Group Holdings, Ltd.

●Mr. Taku Matsumoto, who was elected as Substitute Audit & Supervisory Board Member at the 150th Annual General Meeting of Shareholders held on June 27, 2019, assumed the position of Audit & Supervisory Board Member on March 27, 2020.

   2．On June 18, 2019, Director Mr. Hirofumi Nomoto retired from his position as Outside Director of Japan Post Bank Co., Ltd.

   3．On June 19, 2019, Director Mr. Hirohisa Fujiwara assumed the positions of Outside Director of Gurunavi, Inc.

   4．On June 27, 4.2019, Director Mr. Hirofumi Nomoto assumed the position of Outside Director of Mitsubishi UFJ Financial Group, Inc.

   5．On December 18, 2019 Audit & Supervisory Board Member Mr. Kunio Ishihara assumed as Outside Audit & Supervisory Board Member of Mitsubishi Research Institute, Inc.

   6．On May 26, 2020, Director Mr. Kazuo Takahashi assumed the position of Outside Director of Shochiku Co., Ltd.

(Note) 7. As of April 1, 2020, the positions and responsibilities of Directors are as follows.

Name	Position and Responsibilities
	As of March 31, 2020		As of April 1, 2020
Hirofumi Nomoto	Chairman of the Board & Representative Director	Responsible for Business Administration	Chairman of the Board & Representative Director	Responsible for Business Administration
Kazuo Takahashi	Representative Director & President	Responsible for Business Administration	Representative Director & President	Responsible for Business Administration
Masao Tomoe	Representative Director & Vice President	Responsible for Business Administration, Corporate Affairs Headquarters, Human Resources Headquarters and Tokyu Hospital	Representative Director & Vice President	Responsible for Business Administration and Corporate Affairs Headquarters,
Toshiyuki Hoshino	Director & Senior Managing Executive Officer	Responsible for Hospitality Business Unit and International Business Strategy Headquarters	Director & Senior Managing Executive Officer	Responsible for Hospitality Business Unit and International Business Strategy Headquarters
Toshiyuki Ichiki	Director & Managing Executive Officer	Responsible for Transportation Infrastructure Unit and Lifestyle Service Business Unit	Director & Managing Executive Officer	Responsible for Transportation Infrastructure Unit and Lifestyle Service Business Unit
Hirohisa Fujiwara	Director & Managing Executive Officer	Responsible for Corporate Planning Headquarters and Finance & Accounting Strategy Headquarters, Executive General Manager of Corporate Planning Headquarters	Director & Managing Executive Officer	Responsible for Corporate Planning Headquarters and Finance & Accounting Strategy Headquarters and Future Design Lab
Toshiyuki Takahashi	Director & Managing Executive Officer	Responsible for Urban Development Unit and Shibuya Development Unit	Director & Managing Executive Officer	Responsible for Development Business Unit
Setsu Hamana	Director & Executive Officer	Responsible for Building Management Unit, Executive General Manager of Building Management Headquarters	Director & Managing Executive Officer	Responsible for Retail Business Unit, Human Resources Headquarters, and Tokyu Hospital
Masahiro Horie	Director & Executive Officer	Responsible for Retail Business Unit, Executive General Manger of Retail Business Headquarters	Director & Executive Officer	Responsible for Building Management Unit, Executive General Manger of Building Management Headquarters
Jun Murai	Director & Executive Officer	Executive General Manager of Human Resources Headquarters	Director & Corporate Consultant
Isao Watanabe	Director & Corporate Consultant		Director & Corporate Consultant

8．The Company adopted Executive Officer System and as of April 1, 2020, the following are officers who are not concurrently serving as Directors:

Name	Position and Responsibilities
	As of March 31, 2020		As of April 1, 2020
Hidetoshi Tajima	Executive Officer	Executive General Manager of Corporate Affairs Headquarters	Executive Officer	Executive General Manager of Corporate Affairs Headquarters
Ryosuke Toura	Executive Officer	Executive General Manger of Shibuya Development Business Headquarters	Executive Officer	Executive General Manger of Shibuya Development Business Headquarters
Toshitake Ashizawa	Executive Officer	Executive General Manager of Urban Management Strategy Headquarters	Executive Officer	Executive General Manager of Human Resources Strategy Headquarters
Takashi Furukawa	Executive Officer	Executive General Manager of International Business Strategy Headquarters	Executive Officer	Executive General Manager of International Business Strategy Headquarters
Mie Kanai	Executive Officer	Executive General Manger of Lifestyle Service Business Headquarters	Executive Officer	Executive General Manger of Lifestyle Service Business Headquarters
Takuya Iwai			Executive Officer	Executive General Manger of Urban Development Business Headquarters
Seiichi Fukuta			Executive Officer	Executive General Manger of Transportation Infrastructure Business Headquarters
Akinori Kanayama		Executive General Manger of Hospitality Business Headquarters	Executive Officer	Executive General Manger of Hospitality Business Headquarters

❷ Policy on Determining Compensation for Directors and Audit & Supervisory Board Members

(1) Policy on Determining Compensation for Officers

　The compensation system for officers aims to further increase awareness about contributing towards increasing the medium- to long-term corporate value as well as maximizing the shareholder value. It comprises fixed compensation that reflect the roles and responsibilities of directors; performance-linked compensation calculated from the overall performance evaluation of the departments the respective officers are responsible for; and stock-based compensation for shareholders and directors to further share values.

　The following matters related to compensation of directors are delegated to the Compensation Committee, an advisory organ to the Board of Directors.

・Policy for determining compensation, etc., of directors

・Details of compensation, etc., for each individual director

　The Compensation Committee is comprised of the lead independent outside director and the chairman of the board, chaired by the lead independent outside director. As a general rule, meetings are held once a year and whenever changes occur. The meeting was held three times during this fiscal year.
　Compensation for Audit & Supervisory Board Members is determined through discussions among Audit & Supervisory Board Members.

(2) Determining Compensation for Officers

　Compensation for officers is paid within the total amount determined by a resolution of the General Meeting of Shareholders upon referring to compensation standards for officers of other companies such as listed companies, mainly companies with a high public nature.

　Fixed compensation reflecting directors’ roles and responsibilities is determined by roles and whether the director has authority to represent the Company. Performance-linked compensation is calculated from evaluation with five levels arrived at through a comprehensive assessment taking into consideration indicators - such as budget achievement rate and execution rate - for the respective departments each director is responsible for using our medium-term management plans and such.

　Stock-based compensation utilizes a stock grant trust to grant and pay Company shares and money based on stock grant points conferred in stages according to positions and such.

　Performance-linked compensation and stock based compensation are not paid to outside directors and Audit & Supervisory Board Members due to the nature of their work.

❸ Total Amount of Compensation, etc., of Directors and Audit & Supervisory Board Members

Officer category	Total amount of compensation, etc. (million yen)	Total amount of compensation, etc. by type (million yen)			Number of applicable persons
		Monetary compensation		Stock-based compensation
		Fixed compensation	Performance-linked compensation
Directors	499	189	260	49	17
Audit & Supervisory Board Members	72	72	―	―	5

(Note)	1.	The above figures include two directors who retired after their terms ended at the 150 Annual General Meeting of Shareholders held on June 27, 2019, and one Audit & Supervisory Board Member who retired on March 27, 2020.

2.	The total amount of monetary compensation for directors was set as up to 550 million yen annually (of which, up to 45 million yen annually for outside directors, excluding salaries for directors who are concurrently employees) through a resolution passed at the 138 Annual General Meeting of Shareholders held on June 28, 2007.

3.	The total amount of compensation in the form of shares for directors (excluding outside directors) was set as up to 100 million yen annually through a resolution passed at the 148 Annual General Meeting of Shareholders held on June 29, 2017. The total amount of compensation in the form of shares stated above is the amount accounted as expenses in the current fiscal year.

4.	The total amount of monetary compensation for Audit & Supervisory Board Members was set as up to 90 million yen annual through a resolution assed at the 138 Annual General Meeting of Shareholders held on June 28, 2007.

5.	In addition to the above, there was one outside officer who received compensation from a subsidiary as an officer, and their total compensation was 3 million yen.

6.	Of the above, the total amount of compensation for outside officers is 52 million yen with seven eligible directors (of which, 33 million yen for directors and 18 million yen for Audit & Supervisory Board Members) (including one Audit & Supervisory Board Member who resigned on March 27, 2020).

❹ Matters on Outside Officers

(1) Major concurrent positions and their relationship with the Company

Position	Name	Status of Concurrent Positions	Relationship between the Company and the concerned company
Director	Kiyoshi Kanazashi	Chairman and Representative Director of Tokyu Fudosan Holdings Corporation	Tokyu Fudosan Holdings, Inc. and Tokyu Land Corporation are affiliates of the Company. Tokyu Land Corporation conducts businesses in the same line of business as the Company and has transactions, such as land transactions and facility lease fees, with the Company. However, those are subject to the same conditions as those of general customers.
		Director of Tokyu Recreation Co., Ltd.	TOKYU RECREATION CO., LTD., a consolidated subsidiary of the Company, and has transactions, such as facility lease fees, with the Company. However, those are subject to the same conditions as those of general customers.
Director	Kunie Okamoto	Advisor of Nippon Life Insurance Company	The Company has transactions with the concerned company, such as borrowing funds etc., with the Company. However, those are subject to the same conditions as those of general customers.
Audit & Supervisory Board Member	Kunio Ishihara	Advisor of Tokio Marine & Nichido Fire Insurance Co., Ltd.	The Company has transactions with the concerned company, such as insurance agreements etc., with the Company. However, those are subject to the same conditions as those of general customers

(Note)	1.	The Company has transactions with Dai-ichi Life Insurance Co., Ltd., where the Company’s former Audit & Supervisory Board Member Mr. Katsutoshi Saito, who resigned from the Company on March 27, 2020, serves as Special Advisor for borrowing funds, etc. However, they are subject to the same conditions as those of general customers.

2.	There is no special relationship between the Company and other companies where our officers have concurrent positions apart from the above.

(2) Main activity status

Position	Name	Attendance at Board of Directors Meeting	Attendance at Audit & Supervisory Board Meeting	Main activity status
Director	Keiichi Konaga	13/13	－	Based on his wealth of experience and broad views as a corporate manager, he provided advice to the Company’s management as appropriate.
Director	Kiyoshi Kanazashi	13/13	－	Based on his wealth of experience and broad views as a corporate manager, he provided advice to the Company’s management as appropriate.
Director	Reiko Kanise	12/13	－	Based on his wealth of experience and broad views as a corporate manager, she provided advice to the Company’s management as appropriate.
Director	Kunie Okamoto	11/13	－	Based on his wealth of experience and broad views as a corporate manager, he provided advice to the Company’s management as appropriate.
Audit & Supervisory Board Member	Kunio Ishihara	12/13	7/8	Based on his wealth of experience and broad views as a corporate manager, he spoke as appropriate.
Audit & Supervisory Board Member	Taku Matsumoto	0/1	1/1	Based on his wealth of experience and broad views as an attorney, he spoke as appropriate ever since his appointment on March 27, 2020.

(Note) Audit & Supervisory Board Member Katsutoshi Saito attended all 12 meetings of the Board of Directors and 7 meetings of the Audit & Supervisory Board Meetings held until his resignation on March 27, 2020. Based on his wealth of experience and broad views as a corporate manager, he spoke as appropriate.

❺ Summary of Liability Limitation Agreement

　In accordance with Article 427, Paragraph 1 of the Companies Act, the Company has entered into agreements with each of its Outside Directors, Outside Audit & Supervisory Board Members and Audit & Supervisory Board Member Mr. Takehiko Shimamoto, to limit their liability under Article 423, Paragraph 1 of the Companies Act to the minimum amount stipulated in Article 425, Paragraph 1 of the Companies Act if they are in good faith and without gross negligence in performing their duties.

3. Status of accounting auditor

　In accordance with laws and regulations and Article 15 of the Articles of Incorporation, information available on the Company’s website (https://www.tokyu.co.jp/).

4. System to ensure the properness of business activities and the status of operation of such systems

　In accordance with laws and regulations and Article 15 of the Articles of Incorporation, information available on the Company’s website (https://www.tokyu.co.jp/).

5. Basic policy related to the control of stock company

　In accordance with laws and regulations and Article 15 of the Articles of Incorporation, information available on the Company’s website (https://www.tokyu.co.jp/).

Consolidated Financial Statements

Amounts less than one million yen are rounded down.

Consolidated Balance Sheet	(As of March 31, 2020)	Million yen

Items	Amounts
Assets
Current Assets	345,947
Cash and Deposits	59,389
Trade Notes and Accounts Receivable	154,176
Merchandise and Finished Goods	13,717
Land and Buildings for Sale in Lots	49,251
Work in Process	7,044
Raw Materials and Supplies	8,265
Others	55,297
Allowance for Doubtful Accounts	(1,195)
Fixed Assets	2,191,248
Tangible Fixed Assets	1,875,506
Buildings and Structures	884,032
Machinery, Equipment and Vehicles	78,666
Land	732,209
Construction in Progress	147,573
Others	33,024
Intangible Fixed Assets	40,468
Investments and Other Assets	275,273
Investment Securities	176,218
Net Defined Benefit Asset	4,494
Deferred Tax Assets	23,846

Items	Amounts
Liabilities
Current Liabilities	725,122
Trade Notes and Accounts Payable	103,082
Short-term Debt	331,817
Commercial Papers	50,000
Current Portion of Corporate Bonds	35,090
Income Taxes Payable	14,066
Provision for Bonuses	11,940
Advances Received	46,772
Others	132,352
Fixed Liabilities	989,909
Corporate Bonds	210,000
Long-term Debt	524,102
Deferred Tax Liabilities	14,079
Deferred Tax Liabilities Pertaining to Revaluation	9,168
Allowance for Loss on Collection of Gift Certificates	2,374
Net Defined Benefit Liability	47,768
Long-term Guarantee Deposited	138,055
Others	44,360
Reserves under Special Laws	12,550
Special Reserve for Expansion of Railway Transport Capacity	12,550
Total Liabilities	1,727,581
Net Assets
Shareholders’ Equity	742,880
Capital Stock	121,724
Capital Surplus	134,023
Retained Earnings	524,423
Treasury Stock	(37,291)
Accumulated Other Comprehensive Income	14,122

Others	71,441
Allowance for Doubtful Accounts	(727)
Total Assets	2,537,196

Valuation Difference on Available-for-sale Securities	9,983
Deferred Gains or Losses on Hedges	(41)
Revaluation Reserve for Land	8,406
Foreign Currency Translation Adjustment	3,371
Remeasurements of Defined Benefit Plans	(7,598)
Non-controlling Interests	52,611
Total Net Assets	809,614
Total Liabilities and Net Assets	2,537,196

Consolidated Income Statement	(From April 1, 2019 to March 31, 2020)	Million yen

Items	Amounts
Operating Revenue		1,164,243
Operating Expenses
Operating Expenses and Cost of Sales of Transportation	866,629
Selling, General and Administrative Expenses	228,853	1,095,483
Operating Profit		68,760
Non-operating Revenue
Interest and Dividend Income	1,686
Share of Profit of Entities Accounted for Using Equity Method	9,001
Other Non-operating Revenue	5,704	16,393
Non-operating Expenses
Interest Expenses	8,870
Other Non-operating Expenses	5,357	14,228
Recurring Profit		70,925
Extraordinary Gains
Proceeds from Contribution for Construction	6,977
Reversal of Special Reserve for Expansion of Railway Transport Capacity	2,510
Other Extraordinary Gains	2,467	11,955
Extraordinary Losses
Tax Purpose Reduction Entry Of Contribution For Construction	4,566
Impairment Losses	7,326
Other Extraordinary Losses	5,222	17,115
Income Before Income Taxes		65,764
Income Taxes - Current		25,513
Income Taxes - Deferred		(3,713)
Net Income		43,964
Profit attributable to non-controlling interests		1,578
Profit attributable to owners of parent		42,386

In accordance with laws and regulations and Article 15 of the Articles of Incorporation, “Consolidated statement of shareholders’ equity” and “Tables of explanatory notes on consolidated financial statements” are available on the Company’s website.

Our Company’s website: http://www.tokyu.co.jp/

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